UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Internap Network Services Corporation
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Internap Network Services Corporation
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders,

We invite you to attend Internap’s 2012 Annual Meeting of Stockholders at Ravinia Club, Two Ravinia Drive, Suite 100, Atlanta, Georgia, on Thursday, June 14, 2012, at 10:00 a.m. local time. At the meeting, stockholders will:

1.	vote on the election of the three director nominees named in this proxy statement for three-year terms expiring in 2015;

2.	vote on the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for our fiscal year ending December 31, 2012;

3.	vote on an advisory resolution approving compensation for our named executive officers; and

4.	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote at the annual meeting and any adjournment if you were a stockholder of record on April 23, 2012.

By order of the Board of Directors,

J. Eric Cooney
Chief Executive Officer and President

Atlanta, Georgia
April 27, 2012

Your Vote is Important to Us. Even if You Plan to Attend the Meeting in Person,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held On June 14, 2012.

Our proxy statement for the 2012 Annual Meeting of Stockholders and the Annual
Report to Stockholders for the fiscal year ended December 31, 2011 are available at
http://ir.internap.com/proxy11.cfm

INTERNAP NETWORK SERVICES CORPORATION
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346

2012 ANNUAL MEETING OF STOCKHOLDERS

June 14, 2012

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting. Distribution of this proxy statement and enclosed proxy card to stockholders is scheduled to begin on or about April 27, 2012.

Information About the Proxy Materials and Our 2012 Annual Meeting of Stockholders

Q:	Why am I receiving these materials?

A:
Our Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Internap 2012 Annual Meeting of Stockholders, which will take place on June 14, 2012, at Ravinia Club, Two Ravinia Drive, Suite 100, Atlanta, Georgia 30346, at 10:00 a.m. local time. You are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers and certain other required information. Our Annual Report to Stockholders for the year ended December 31, 2011, which includes our audited consolidated financial statements for the years ended December 31, 2011, 2010 and 2009, is included in these proxy materials. Your proxy, which you may use to vote, is also enclosed.

Q:	What proposals will be voted upon at the annual meeting?

A:	There are three proposals scheduled to be voted upon at the annual meeting:

●	election of the three director nominees named in this proxy statement for three-year terms expiring in 2015;
●	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012; and
●	advisory resolution approving compensation for our named executive officers.

In addition, we will consider and vote upon such other business as may properly come before the annual meeting. We are not currently aware of any other matters to be considered and voted upon at the meeting.

Q:	How does Internap’s Board of Directors recommend that I vote?

A:
Your Board of Directors recommends that you vote your shares “FOR” each of the named nominees to the Board of Directors, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012 and “FOR” the advisory resolution on compensation for our named executive officers.

Q:	Who may vote?

A:
You may vote at the annual meeting or by proxy if you were a stockholder of record at the close of business on April 23, 2012. Each stockholder is entitled to one vote per share on each matter presented. As of April 23, 2012, there were 53,050,276 shares of our common stock outstanding.

Q:	How do I vote before the annual meeting?

A:
We offer the convenience of voting by mail-in proxy, telephone or the Internet as described in more detail below. See the enclosed proxy for voting instructions. If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

Q:	What if I return my proxy but do not provide voting instructions?

A:
If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted “for” each of the named nominees to the Board of Directors, “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012 and “for” the advisory resolution approving compensation of our named executive officers. In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the annual meeting.

Q:	Can I change my mind after I vote?

A:	You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to our Corporate Secretary or by attending and voting at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	What is the quorum requirement for the annual meeting?

A:
The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present.

Q:	What is the voting requirement to approve each of the proposals?

A:
A plurality of the shares voting is required to elect directors. This means that the nominees who receive the most votes will be elected. In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome. Broker non-votes (which are explained below) will be counted as not voted and will be deducted from the total shares of which a plurality is required. Each other matter requires the affirmative vote of a majority of the shares voting upon the particular proposal. In counting votes on these matters, abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect on the outcome of a particular proposal.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting. The proposal for the ratification of the appointment of our independent registered public accounting firm is routine. All of the other proposals in this proxy statement are non-routine. Accordingly, brokers that do not receive instructions will be entitled to vote on the ratification of the appointment of our independent registered public accounting firm at the annual meeting, but may not vote for the election of directors or for approval of any other proposal in this proxy statement. Therefore, we encourage you to sign and return your proxy, with voting instructions, before the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K shortly after the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Our bylaws provide that the Board is divided into three classes, with each class to be as nearly equal number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.

We seek to achieve an appropriate level of diversity in the membership of our Board of Directors and to assemble a broad range of skills, expertise, knowledge and contacts to benefit our business. The Nominations and Governance Committee and the full Board annually assess the current make-up of the Board, considering diversity across many dimensions, including gender, race, age, industry experience, functional areas (e.g., technology and finance), geographic scope, public and private company experience, academic background and director experience in the context of an assessment of the current and expected needs of the Board. The Nominations and Governance Committee reviews director candidates based on the Board’s needs as identified through this assessment and other factors, including their relative skills and characteristics, their exemplification of the highest standards of personal and professional integrity, their independence under listing standards of The NASDAQ Global Market (“Nasdaq”), their potential contribution to the composition and culture of the Board and their ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to their Board duties. In particular, the Board and the Nominations and Governance Committee believe that sound governance of our company in an increasingly complex marketplace requires a wide range of viewpoints, backgrounds, skills and experiences. Although the Board does not have a formal policy regarding Board diversity, the Board believes that having such diversity among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

We provide information technology infrastructure services. Given the nature of our business, we believe it is important for members of the Board of Directors collectively to have experience in the industry in which we operate as well as corporate or other relevant leadership experience, public company officer and director experience and public company finance and accounting experience, including experience serving on other public company audit, compensation and governance committees and experience in senior finance roles at public companies. We believe that our Board collectively possesses these types of experience. Below is a summary of each director’s most relevant experience.

As recommended by the Nominations and Governance Committee, our Board of Directors has nominated Charles B. Coe, J. Eric Cooney and Patricia L. Higgins as Class I directors for terms expiring at the 2015 annual meeting of stockholders. Each proposed nominee is willing to serve as a director if elected. However, if one of these nominees is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominee. Proxies will not be voted for more than three nominees.

Biographical information for each nominee and each current director who will continue to serve after the annual meeting is presented below. Except as otherwise indicated, all have had the same principal positions and employment for over five years.

Nominees for Terms Expiring in 2015 (Class I)

Charles B. Coe, 64, has served as a director since 2003. Mr. Coe is a 28-year veteran of the telecommunications industry, including 15 years with BellSouth Corporation. Mr. Coe brings a wealth of management, leadership and business skills from his professional experience as well as his service on another public company board. During his tenure at BellSouth, Mr. Coe served as President of BellSouth Network Services, President of BellSouth Telecommunications, President of BellSouth International and Group President of Customer Operations for BellSouth Telecommunications. Previously, Mr. Coe served in various management positions with AT&T Communications and American Telesystems Corporation. Mr. Coe is currently a director of Dycom Industries, Inc. and Amerisure Mutual Insurance Company. Mr. Coe holds a M.B.A. from Georgia State University and a B.S. from The Citadel.

J. Eric Cooney, 46, has been our Chief Executive Officer and President and a director since 2009. Mr. Cooney brings valuable experience creating stockholder value as a public-company Chief Executive Officer in the telecommunications, media and technology industry. Further, Mr. Cooney’s practical experience includes: conceiving and executing a business turnaround, leading global organizations, executing buy-side and sell-side mergers and acquisitions transactions and rebuilding sales and engineering teams. Mr. Cooney joined the global digital video business of NDS, Inc. (a News Corporation company) in 1997, which was acquired by TANDBERG Television, in 1999. Mr. Cooney held a number of positions including Vice President/General Manager Americas and Chief Operating Officer, before assuming his role as President and Chief Executive Officer of TANDBERG Television in 2003. TANDBERG Television was acquired by the Ericsson Group in 2007 and Mr. Cooney continued his role as Chief Executive Officer of the television business unit within Ericsson until he joined our company in 2009. Prior to his career in the digital video industry, Mr. Cooney spent several years working in systems engineering and sales in the computer process control industry and also spent five years as a U.S. Naval officer. Mr. Cooney received post graduate education in Nuclear Engineering from the U.S. Navy, a B.S. from the University of Rochester and an M.B.A. from the University of Southern California.

Patricia L. Higgins, 62, has served as a director since 2004. Ms. Higgins has over 30 years of experience in the telecommunications industry, including experience as Chief Executive Officer in the colocation industry and service as Chief Information Officer for a Fortune 100 company. Ms. Higgins bring leadership, business and management skills developed as an executive and director of other public companies, including serving as chairwoman of audit, compensation, finance and governance committees. From 2000 until her retirement in 2004, Ms. Higgins served as President, Chief Executive Officer and a member of the board of directors of Switch & Data Facilities Company, Inc., a provider of neutral interconnection and colocation services. From 1999 to 2000, Ms. Higgins served as Executive Vice President of the Gartner Group and Chairwoman and Chief Executive Officer of The Research Board, a segment of the Gartner Group, a consulting and research services company for information technology. From 1997 to 1999, Ms. Higgins was the Chief Information Officer of Alcoa Inc., and from 1995 to 1997, she served as Vice President and President (Communications Market Business Unit) of UNISYS Corporation. From 1977 to 1995, Ms. Higgins served in various managerial positions, including as Corporate Vice President and Group Vice President (State of New York) for Verizon (NYNEX) and Vice President, International Sales Operations (Lucent) for AT&T Corporation/Lucent. Ms. Higgins currently serves on the board of directors of The Travelers Companies, Inc.; Barnes & Noble, Inc.; and Dycom Industries, Inc. Ms. Higgins also served as a director of Visteon Corporation from 2004 to 2010; Delta Airlines, Inc. from 2005 until 2007; SpectraSite, Inc. from 2004 until 2005 and The Williams Companies, Inc. from 1995 to 2000. Ms. Higgins holds a B.A. degree from Montclair State University and attended Harvard Business School’s Advanced Management Program.

Your Board of Directors unanimously recommends that you vote FOR each of the above-listed nominees.

Continuing Directors with Terms Expiring in 2013 (Class II)

Kevin L. Ober, 51, has served as a director since 1997. Mr. Ober brings more than 25 years of broad technology, business and investment experience to our Board of Directors. Mr. Ober’s extensive investment experience in the markets in which we operate, including collocation, CDN, managed services and cloud technologies, is valuable to our Board because it closely aligns with our operations, and his investment experience facilitates an in-depth understanding of our finances. Mr. Ober is a Managing Partner of Divergent Venture Partners. Mr. Ober currently leads Divergent’s investment in Piston Cloud Computing, and SpaceCurve, Inc. Prior to Divergent, Mr. Ober spent seven years with Vulcan Ventures, a national venture capital firm owned by Paul Allen, co-founder of Microsoft Corporation. While with Vulcan, Mr. Ober led investments in Internet infrastructure companies such as Nexabit Networks, Wavtrace, Inc. and Net Perceptions, as well as Internap. Prior to working at Vulcan, Mr. Ober served in various positions at Conner Peripherals, Inc., a computer hard disk drive manufacturer in San Jose, California. Mr. Ober holds a B.S. in Business Administration from St. John’s University and an M.B.A. from Santa Clara University.

Gary M. Pfeiffer, 62, has served as a director since 2007. Mr. Pfeiffer’s extensive experience includes public company officer, finance and accounting experience, corporate leadership experience, international operations experience, public sector experience as well as service on the boards of directors of other public companies, including service as non-executive chairman of the board of directors and chairman of audit, compensation and executive committees. This experience includes services as Chief Financial Officer and in other senior finance roles and in senior roles involving executive management during his more than 32 years with E. I. du Pont de Nemours and Company (DuPont), a large, complex, technology-based, multinational science-based products and services company. During his career with DuPont, Mr. Pfeiffer held a variety of financial and business leadership positions in the United States, Brazil and Japan. From 1997 to 2006, Mr. Pfeiffer served as Senior Vice President and Chief Financial Officer of DuPont. Mr. Pfeiffer also served as Secretary of Finance for the State of Delaware from January 2009 through June 2009. Mr. Pfeiffer is a member of the board of directors of Quest Diagnostics, Inc. and serves as non-executive Chairman of the board of directors of The Talbots, Inc. Mr. Pfeiffer also is non-executive chairman of the board of directors of Christiana Care Health System, a not-for-profit regional hospital system, and serves on the Advisory Board of Greentech Capital Investments. Mr. Pfeiffer holds a B.A. and an M.B.A. from the College of William and Mary in Virginia. Mr. Pfeiffer’s background and skills have qualified him to chair our Audit Committee and to serve as our Audit Committee financial expert.

Michael A. Ruffolo, 50, has served as a director since 2010. Mr. Ruffolo has more than 27 years of broad business experience, including six years as a technology company Chief Executive Officer, service as a Chief Information Officer of a Fortune 500 company as well as Chief Operating Officer of an Internet services company that experienced significant turnaround growth during his tenure. These varied positions provide Mr. Ruffolo with insight into various areas of our business, including sales, marketing, services, information technology and operations. In addition to his business experience, Mr. Ruffolo has served as a board member of other public companies as well as chairman of a compensation committee, all of which makes him a valuable addition to our Board of Directors. Mr. Ruffolo currently serves as Chief Executive Officer and President of Crossbeam Systems, Inc., a network security platform provider. From 2004 to February 2010, Mr. Ruffolo served as Chairman and Chief Executive Officer of Liquid Machines, Inc., a provider of enterprise rights management solutions. Mr. Ruffolo served as Executive Vice President and Chief Operating Officer of Akamai Technologies, Inc. from 2001 until 2004. From 2000 to 2001, Mr. Ruffolo served as Executive Vice President of Global Sales, Services and Marketing of EMC Corporation. From 1998 to 1999, Mr. Ruffolo served as President of the Document Solutions Group at Xerox Corporation. From 1988 to 1998, Mr. Ruffolo served in various capacities at NCR Corporation, a global technology company, including Vice President and Chief Information Officer from 1996 to 1998. Mr. Ruffolo serves as a director of a private company. Mr. Ruffolo served as a director of Pomeroy IT Solutions, Inc. from 2007 to 2009. Mr. Ruffolo holds an M.B.A. from Harvard Graduate School of Business Administration and a B.S. from the University of Dayton. Mr. Ruffolo also has post graduate education in advanced management from the European Institute of International Business in Fountainebleau, France.

Continuing Directors with Terms Expiring in 2014 (Class III)

Daniel C. Stanzione, 66, has served as a director since 2004 and our non-executive Chairman since 2009. Dr. Stanzione brings more than 30 years of experience in technology and communications companies, including service as Chief Operating Officer, Chief Technology Officer and general manager of a large telecommunications company. Dr. Stanzione’s business management, leadership and problem-solving skills developed as an executive and director of other public and private companies, and specific experience in various areas including technology, corporate governance, accounting and finance, brings valuable skills to our Board of Directors. Dr. Stanzione, an independent consultant, is President Emeritus of Bell Laboratories and serves on the Network Advisory Board at Accenture plc. Dr. Stanzione retired in 2000 from Lucent Technologies Inc., where he served as Chief Operating Officer and as President of Bell Laboratories. At Lucent’s formation in 1995, Dr. Stanzione was President of Network Systems, Lucent’s largest business unit, which sold products and services to telecommunication service providers around the world. Dr. Stanzione is the non-executive Chairman of the board of directors of Quest Diagnostics Inc., having previously served as its Lead Independent Director, and a director of a private company. Dr. Stanzione previously served as a director of Avaya Inc. from 2000 until 2007 and on various private company boards. Dr. Stanzione holds a B.S. in Electrical Engineering, a M.S. in Environmental Systems Engineering and a Ph.D. in Electrical and Computer Engineering, all from Clemson University.

Debora J. Wilson, 54, has served as a director since 2010. Ms. Wilson brings more than 30 years of experience managing key operational functions including sales, marketing, product development and management, business development, technology, human resources and finance/accounting. Ms. Wilson gained valuable executive management, business and leadership skills during her service as Chief Executive Officer of a technology-driven company. Ms. Wilson also brings in-depth knowledge of corporate governance and finance matters based on her experience as a director of several public and private company boards of directors. Ms. Wilson served as President and Chief Executive Officer of The Weather Channel from 2004 to 2009 and in other positions including Senior Vice President, Executive Vice President and Chief Operating Officer from 1994 to 2004. Before joining The Weather Channel, Ms. Wilson spent 15 years in the telecommunications industry at Bell Atlantic (now Verizon) and held management positions in network operations and new product development. Ms. Wilson is a member of the boards of directors of Markel Corporation and ARRIS Group, Inc. Ms. Wilson has a B.S. in Business Administration from George Mason University in Virginia.

BOARD AND COMMITTEE MEMBERSHIP AND MEETINGS

Our stockholders elect the Board of Directors to oversee management of our company. The Board delegates authority to the Chief Executive Officer and senior management to pursue the company’s mission and oversees the Chief Executive Officer’s and senior management’s conduct of our business. In addition to its general oversight function, the Board reviews and assesses the company’s strategic and business planning and senior management’s approach to addressing significant risks and has additional responsibilities including, but not limited to, the following:

●	reviewing and approving the company’s key objectives and strategic business plans and monitoring implementation of those plans and our success in meeting identified objectives;
●	reviewing the company’s financial objectives and major corporate plans, business strategies and actions;
●	approving the company’s annual corporate budget and major capital expenditures and purchase commitments;
●	selecting, evaluating and compensating the Chief Executive Officer and overseeing Chief Executive Officer succession planning;
●	providing advice and oversight regarding the selection, evaluation, development and compensation of senior management;
●	reviewing significant risks confronting our company and alternatives for their mitigation; and
●
assessing whether adequate policies and procedures are in place to safeguard the integrity of our business operations and financial reporting and to promote compliance with applicable laws and regulations, and monitoring management’s administration of those policies and procedures.

During 2011, our Board held 10 meetings. In 2011, each director then serving on the Board attended the 2011 Annual Meeting of Stockholders in person and all directors attended at least 75% of the meetings of the Board and the committees on which they served.

We have three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominations and Governance Committee. Members of each committee are appointed by the Board and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board. These charters can be found on the Corporate Governance section of the Investors Services section of our website at www.internap.com. In addition to regular meetings of the Board and committees, we have regular scheduled executive sessions for non-management directors.

The current membership for each of the standing committees is as follows:

Audit Committee	Compensation Committee	Nominations and Governance Committee
Gary M. Pfeiffer (Chair)	Charles B. Coe (Chair)	Patricia L. Higgins (Chair)
Kevin L. Ober	Patricia L. Higgins	Charles B. Coe
Debora J. Wilson	Michael A. Ruffolo	Gary M. Pfeiffer
	Daniel C. Stanzione	Daniel C. Stanzione

Audit Committee

The Board of Directors has determined that all members of the Audit Committee are independent as defined by Nasdaq rules and the Sarbanes-Oxley Act of 2002, as applicable to audit committee members. The Board has determined that Mr. Pfeiffer, the committee Chairman, is an “audit committee financial expert” under rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee met nine times in 2011. The Audit Committee:

●	appoints, retains, compensates, oversees, evaluates and, if appropriate, terminates our independent registered public accounting firm;
●	annually reviews the performance, effectiveness, objectivity and independence of our independent registered public accounting firm and our internal audit function;
●	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
●	reviews with our independent registered public accounting firm the scope and results of its audit;
●	approves all audit services and pre-approves all permissible non-audit services to be performed by our independent registered public accounting firm;
●	assesses and provides oversight to management relating to identification and evaluation of major risks inherent in our business and the control processes with respect to such risks;
●	oversees the financial reporting process and discusses with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
●	reviews and monitors our accounting principles, policies and financial and accounting processes and controls; and
●	oversees the internal auditor and reviews and approves the annual internal audit plan.

Compensation Committee

The Board of Directors has determined that all members of the Compensation Committee are independent as defined by Nasdaq rules. The Compensation Committee met 11 times during 2011. The Compensation Committee:

●	assists the Board in discharging its responsibilities relating to executive compensation and fulfilling its responsibilities relating to our compensation and benefit programs and policies;
●	oversees the overall compensation structure, policies and programs, and assesses whether the compensation structure establishes appropriate incentives for senior management and employees;
●	administers and makes recommendations with respect to our incentive compensation plans, including equity-based incentive plans;
●	reviews and approves the compensation of our executive officers, including bonuses and equity compensation;
●
reviews and approves corporate and personal goals and objectives relevant to executive officers other than the Chief Executive Officer, evaluates the performance of such executive officers in light of these goals and objectives and approves the compensation of the executive officers based on the evaluation;

●
reviews corporate and personal goals and objectives relevant to the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of these goals and objectives and recommends to the full Board the compensation of the Chief Executive Officer based on the evaluation;

●
reviews and discusses with management our Compensation Discussion and Analysis and related disclosures required by the rules of the SEC and recommends to the Board whether such disclosures should be included in our annual report and proxy statement;

●	reviews and recommends employment agreements and severance arrangements for executive officers, including change in control provisions; and
●	reviews annually the compensation of directors for service on the Board and committees and makes recommendations to the Board regarding such compensation.

See the “Compensation Discussion and Analysis” section below for more information regarding the Compensation Committee’s processes and procedures.

Nominations and Governance Committee

The Board of Directors has determined that all members of the Nominations and Governance Committee are independent as defined by Nasdaq rules. The Nominations and Governance Committee met five times during 2011. The Nominations and Governance Committee:

●	assists the Board in fulfilling its responsibilities on matters and issues related to our corporate governance practices;
●	in conjunction with the Board, establishes qualification standards for membership on the Board and its committees;
●
leads the search for individuals qualified to become members of the Board, reviews the qualifications of candidates for election to the Board and assesses the contributions and independence of incumbent directors eligible to stand for re-election to the Board;

●	selects and recommends to the Board the nominees for election or re-election by the stockholders at the annual meeting, and fills vacancies and newly created directorships on the Board;
●	develops and recommends to the Board corporate governance guidelines, reviews the guidelines on an annual basis and recommends any changes to the guidelines as necessary;
●	establishes and recommends to the Board guidelines, in accordance with applicable rules and regulations, to be applied when assessing the “independence” of directors;
●	reviews and approves related person transactions, as defined in applicable SEC rules, and establishes policies and procedures for the review, approval and ratification of related person transactions;
●
annually reviews and makes recommendations to the Board concerning the structure, composition and functioning of the Board and its committees and recommends to the Board directors to serve as committee members and chairpersons;

●	reviews directorships in other public companies held by or offered to directors;
●	develops and recommends to the Board for its approval an annual self-evaluation process for the Board and its committees and oversees the evaluation process; and
●	reviews and reports on all matters generally relating to corporate governance.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is a current or former executive officer or employee of our company. None of our executive officers served and currently none of them serves on the board of directors or compensation committee of any other entity with executive officers who have served on our Board of Directors or Compensation Committee.

CORPORATE GOVERNANCE

Our Board of Directors has adopted Corporate Governance Guidelines that outline the general duties and functions of the Board and management and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, annual performance evaluations and management succession. The Corporate Governance Guidelines are attached to the charter of the Nominations and Governance Committee, which can be found on the Corporate Governance section of the Investors Services section of our website at www.internap.com.

Our Corporate Governance Guidelines assist our Board of Directors in fulfilling its responsibilities to stockholders and provide a framework for the Board’s oversight responsibilities regarding our business. Our Corporate Governance Guidelines are dynamic and have been developed and revised to reflect changing laws, regulations and good corporate governance practices. The guidelines also provide guidance and transparency to management, employees and stockholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business and decision-making processes.

The following is a summary of certain of our policies, guidelines and principles relating to corporate governance. You may access complete current copies of our Code of Conduct, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominations and Governance Committee Charter on the Corporate Governance section of the Investors Services section of our website at www.internap.com. Each of these is also available in print to any stockholder upon request to our Corporate Secretary.

Identification and Evaluation of Director Candidates

The Board of Directors prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of our stockholders.

The Nominations and Governance Committee of the Board of Directors acts as the Board’s nominating committee. All members of the Nominations and Governance Committee are independent as defined by Nasdaq rules. The Nominations and Governance Committee seeks individuals qualified to become directors and recommends candidates for all director openings to the full Board. For a discussion of the Board’s membership criteria and how the company seeks to achieve diversity in Board membership and to attract directors with a broad range of skills, expertise, knowledge and contacts to benefit our business, see “Proposal 1—Election of Directors.” The Nominations and Governance Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Nominations and Governance Committee considers director candidates suggested by directors, senior management and stockholders and evaluates all nominees for director in the same manner. Stockholders may recommend individual nominees for consideration by the Nominations and Governance Committee by communicating with the committee as discussed below in “Stockholder Communications with the Board of Directors.” The Board of Directors ultimately determines individuals to be nominated at each annual meeting. Stockholders must comply with the procedures described below under “Stockholder Nominations.” From time-to-time, the Nominations and Governance Committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

Stockholder Nominations

Stockholders who wish to recommend nominees for consideration by the Nominations and Governance Committee must submit their nominations in writing to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominations and Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the full Board for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to the attention of Tashia L. Rivard, Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346.

In addition, stockholders may nominate directors for election without consideration by the Nominations and Governance Committee. Any stockholder may nominate an individual by complying with the eligibility, advance notice and other provisions set forth in our bylaws. A written notice of nomination must be received by our Corporate Secretary at our executive offices in Atlanta, Georgia, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our annual meeting to be held in 2013, such notice must be received not later than March 18, 2013 and not earlier than February 14, 2013. You should address any stockholder nomination to the attention of Tashia L. Rivard, Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346 and include the information and comply with the requirements set forth in our bylaws. Our bylaws provide that any notice of nomination for director must describe various matters regarding the nominee and the stockholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the stockholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the stockholder, including derivative positions.

Our bylaws contain specific eligibility requirements that each nominee for director must satisfy. Each nominee must:

●
complete and return a written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; and

●
provide a written representation and agreement that the nominee would comply with applicable law and our policies and guidelines if elected as a director and that the nominee is not and will not become a party to: (a) any voting commitment that has not been disclosed to us or that could limit the nominees ability to comply with applicable fiduciary duties; and (b) any agreement, arrangement or understanding with any person or entity other than us regarding indirect compensation, reimbursement or indemnification in connection with service as a director.

Board Leadership Structure

Our Board of Directors does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman of the Board. Our Board makes the decision regarding leadership structure based on its evaluation of the experience, skills and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. When making this decision, the Board considers factors such as:

●	the person filling each role and his or her experience at the company and/or in the industry in which the company operates;
●	the composition, independence and effectiveness of the entire Board;
●	other corporate governance structures in place;
●	the compensation practices used to motivate our leadership team;
●	our leadership succession plan; and
●	the competitive and economic environment facing the company.

The Board periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our stockholders.

Since 2002, we have had different individuals serving as our Chairman of the Board of Directors and Chief Executive Officer. Currently, Daniel C. Stanzione is our Chairman and J. Eric Cooney is our Chief Executive Officer. As Chairman, Dr. Stanzione leads the Board in its role to provide general oversight of strategic planning for the company and to provide guidance and support for the Chief Executive Officer. Further, the Chairman sets the agenda for and presides over meetings of the full Board. As Chief Executive Officer, Mr. Cooney is responsible for developing and executing the corporate strategy, as well as for overseeing the day-to-day operations and performance of the company.

We believe that separating the roles of Chairman and Chief Executive Officer represents an appropriate allocation of roles and responsibilities at this time given, among other things, the benefits of Dr. Stanzione’s experience, independence and tenure as a director of the company, which dates back to 2004. Mr. Cooney is well-positioned as the leader to develop and execute the company’s corporate strategy and is free to focus on day-to-day challenges.

The company believes this separation of responsibility is appropriate to provide independent Board oversight of and direction for the company’s executive management team, led by Mr. Cooney. Further, the company believes that having an independent Chairman provides for more effective monitoring and objective evaluation of the Chief Executive Officer’s performance, which enables more direct accountability for the Chief Executive Officer’s performance.

Our Corporate Governance Guidelines provide that if our Chairman is not independent, the Board of Directors may designate a Lead Director who will be independent. The Board, however, has not determined it necessary to designate a Lead Director as the company feels our current structure, as described above, functions well and provides the necessary separation of roles.

Independence

The Board of Directors annually assesses the independence of all directors. No director qualifies as “independent” unless the Board affirmatively determines that the director is independent under the listing standards of Nasdaq. Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board of Directors believes that the independence of directors and committee members is important to assure that the Board and its committees operate in the best interests of the stockholders and to avoid any appearance of conflict of interest.

Under Nasdaq standards, our Board of Directors has determined that the following seven directors are independent: Charles B. Coe, Patricia L. Higgins, Kevin L. Ober, Gary M. Pfeiffer, Michael A. Ruffolo, Daniel C. Stanzione and Debora J. Wilson. Mr. Cooney is not independent because he currently serves as our Chief Executive Officer and President. For over 12 years, we have functioned with not more than two active or former management employees as directors. In 2011, only one current employee, Mr. Cooney, and one former employee, Dr. Eidenberg (who served as our Chief Executive Officer from July 2001 until April 2002), served as directors. Dr. Eidenberg retired from our Board immediately before our 2011 annual meeting as required by the retirement policy in our Corporate Governance Guidelines. Following Dr. Eidenberg’s retirement, only one current employee, Mr. Cooney, served as a director.

Risk Oversight by Our Board of Directors

While risk management is primarily the responsibility of our management team, our Board of Directors is responsible for the overall supervision of our risk management activities. The Board implements its risk oversight function both at the full Board level and through delegation to various committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility not only for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s Enterprise Risk Management process that monitors and manages key business risks facing our company. The Audit Committee also oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees management of our legal and regulatory compliance systems. The Compensation Committee oversees risks relating to our compensation plans and programs.

Management provides updates throughout the year to the respective committees regarding the management of the risks they oversee and each of these committees reports on risk to the full Board of Directors at regular meetings of the Board. At least once every year, the Audit Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes that it deems appropriate. In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as appropriate. At each regularly-scheduled Board meeting, the Chairman and Chief Executive Officer address, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing us and how the risks could impact our business.

Our Vice President of Internal Audit coordinates the day-to-day risk management process for our company and reports directly to the Chief Financial Officer and to the Audit Committee. The Vice President of Internal Audit updates the Audit Committee at least quarterly and updates the full Board regarding the company’s risk analyses and assessments and risk mitigation strategies and activities.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the company. We also believe that our risk structure complements our current Board of Directors leadership structure, as it allows our independent directors, through the three fully-independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

During 2011, we conducted a risk assessment of our compensation plans to identify potential risks associated with the design of the plans and assess the controls in place to mitigate risks, if any, to an acceptable level. Based on this assessment, management has concluded that our compensation plans do not contain risks that are reasonably likely to cause a material adverse effect on us. We evaluated each plan independently and as part of our overall compensation framework. In general, our compensation plans:

●	are well documented, appropriately communicated, consistently applied and reviewed annually by the Compensation Committee;
●	are based on both individual performance and company performance metrics that are tied to the strategic goals and objectives of the company;
●	balance short- and long-term rewards, with compensation capped at levels consistent with industry standards;
●
do not encourage excessive risk taking, do not focus on short-term gains rather than long-term value creation, do not reward circumvention of controls or do not contain unrealistic goals and/or targets; and

●
are compared to industry standards and peer companies on an on-going basis by both the internal compensation department as well as the Compensation Committee’s independent compensation consultant and amended periodically to maintain consistency with common practices.

Based on these factors, the absence of any identified incentives for risk-taking above the level appropriate for our business model, the involvement of the Compensation Committee and our overall culture and control environment, we have concluded our compensation plans do not promote excessive risk taking.

Stock Ownership Guidelines for Directors and Executive Officers

The Board of Directors believes that directors and management should have a significant financial stake in our company to align their interests with those of our stockholders. In that regard, the Board has adopted stock ownership guidelines that require directors and executive officers to own specified amounts of our stock granted to them in connection with their service to us. The stock ownership guidelines are further described below in “Non-Employee Director Compensation” and “Compensation Discussion and Analysis.”

Code of Conduct and Ethics Hotline

We have a Code of Conduct that covers our directors, officers and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. This group includes, without limitation, our Chief Executive Officer and Chief Financial/Accounting Officer. A copy of the code is posted on our website, www.internap.com under “Investor Services.” The code is available in print to any person without charge, upon request sent to our Corporate Secretary at Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346. We will disclose, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Conduct.

Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://internap.alertline.com/gcs/welcome (anonymously, if desired) or by calling our third-party provider, Global Compliance, at (800) 323-6182.

Attendance

Our Board of Directors prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of the stockholders. Board and committee attendance is central to the proper functioning of our Board and is a priority. Directors are expected to make every effort to attend all meetings of the Board, meetings of committees on which they serve and the annual meeting of stockholders.

Board and Company Culture

Our Corporate Governance Guidelines are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they believe is necessary and appropriate to perform their roles as directors. The participation of Board members and the open exchange of opinions are further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of our Corporate Governance Guidelines, committee charters and other policies governing our company.

Stockholder Communications with the Board of Directors

Stockholders and interested parties may communicate with our Board of Directors by sending correspondence to the Board, a specific Board committee or a director c/o Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346 or by sending electronic mail to corpsec@internap.com.

The Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items which warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://internap.alertline.com/gcs/welcome (anonymously, if desired) or by calling our third-party provider, Global Compliance, at (800) 323-6182.

NON-EMPLOYEE DIRECTOR COMPENSATION

The compensation of our non-employee directors is as follows:

	Cash ($)	Restricted Stock ($)
Newly appointed or elected director	—	Number of restricted shares equal to $75,000
Annual director retainer	$20,000	Number of restricted shares equal to $75,000	(1)(2)
Board meeting attendance fee – scheduled to be held in person	1,500	—
Committee meeting attendance fee – scheduled to be held in person	1,000	—
Board or Committee meeting attendance fee – scheduled to be held by telephone	750	—
Audit Committee chairperson annual retainer	15,000	—
Audit Committee member annual retainer	7,500	—
Compensation Committee chairperson annual retainer	10,000	—
Compensation Committee member annual retainer	5,000	—
Nominations and Governance Committee chairperson annual retainer	7,500	—
Chairman annual retainer(3)	50,000	—

(1) All shares of restricted stock vest on the date of the annual meeting of stockholders held the following year.
(2) The Compensation Committee’s independent compensation consultant determines the number of shares of restricted stock based on a proprietary valuation methodology which takes into account the vesting and termination provisions of the award, and as a result, the values listed above do not necessarily equal those disclosed in the table below.
(3) Our Chairman, Daniel C. Stanzione, receives the listed amount in lieu of the retainer of $20,000 paid to all other directors and receives the standard director fees for attendance at Board and committee meetings as well as the equity grants made to all other directors.

We also pay director expenses associated with attending Board of Directors and committee meetings. Directors who are also employees do not receive any additional compensation for serving on the Board or any of its committees.

The following table lists the compensation paid to our non-employee directors during 2011:

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)(3)	Option Awards(3)		Total
Charles B. Coe	$54,750		$73,008	$—		$127,758
Eugene Eidenberg	16,375	(4)	—	24,450	(5)	40,825
Patricia L. Higgins	57,750		73,008	—		130,758
Kevin L. Ober	48,250		73,008	—		121,258
Gary M. Pfeiffer	60,250		73,008	—		133,258
Michael A. Ruffolo	48,000		73,008	—		121,008
Daniel C. Stanzione	83,000		73,008	—		156,008
Debora J. Wilson	44,500		73,008	—		117,508

(1) Listed amounts include the annual retainers and meeting fees.
(2) Represents the full grant date fair value of restricted stock granted in 2011, calculated in accordance with FASB ASC Topic 718. We value restricted stock using the closing price of our common stock reported on Nasdaq on the grant date. For additional valuation assumptions, see Note 17 to our Consolidated Financial Statements for the fiscal year ended December 31, 2011. The values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time that the restricted stock vests.
(3) The following table lists the number of outstanding restricted stock awards and stock options held by our non-employee directors as of December 31, 2011. The reported numbers reflect only grants made by the company and do not include any other stock that a director may have acquired on the open market:

Name	Restricted Stock (#)(a)	Options (#)(b)
Charles B. Coe	32,250	74,560
Eugene Eidenberg(c)	14,756	16,290
Patricia L. Higgins	36,979	72,560
Kevin L. Ober	27,849	34,423
Gary M. Pfeiffer	38,464	38,560
Michael A. Ruffolo	34,577	16,290
Daniel C. Stanzione	32,250	72,560
Debora J. Wilson	34,577	16,290

(a)
Shares reported are net of any shares withheld at the election of a director to satisfy minimum statutory tax obligations upon vesting of restricted stock. Some of the reported grants remain subject to time-based vesting.

(b)	All outstanding options are fully vested.
(c)
Dr. Eidenberg retired from our Board immediately before our 2011 annual meeting as required by the retirement policy in our Corporate Governance Guidelines. In connection with his retirement, the exercise period of the stock option granted to him in 2010 was extended to the full term of the option and all outstanding shares of restricted stock were immediately vested.

(4) See footnote 3(c) above. The amount reported for Dr. Eidenberg reflects Board fees paid to Dr. Eidenberg for his partial year service.
(5) See footnote 3(c) above. The amount reported for Dr. Eidenberg reflects the incremental fair value of the stock option modification calculated in accordance with FASB ASC Topic 718.

Stock Ownership Guidelines for Non-Employee Directors

The Board of Directors has implemented stock ownership guidelines that require each director to beneficially own a number of shares of company common stock equal to five times the annual director retainer as identified above. We believe that these guidelines further align the interests of directors and stockholders. Please see “Compensation Discussion and Analysis—Stock Ownership Guidelines for Named Executive Officers” for additional information regarding the guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

Five Percent Stockholders

The following table sets forth information as to those holders known to us to be the beneficial owners of more than 5% of our outstanding shares of common stock as of December 31, 2011:

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)
BlackRock, Inc.(2)	2,895,793	5.46%
Dimensional Fund Advisors LP(3)	2,767,287	5.21%
GAMCO Investors, Inc. (4)	5,908,766	11.13%
Kornitzer Capital Management, Inc.(5)	3,840,650	7.24%

(1) As of April 1, 2012, based on 53,067,770 shares outstanding on that date.
(2) Based on information set forth in Amendment No. 2 to Schedule 13G filed February 13, 2012. The Schedule 13G indicates that BlackRock, Inc. has sole voting and dispositive power over 2,895,793 shares of our common stock. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(3) Based on information set forth in Amendment No. 2 to Schedule 13G filed February 14, 2012. The Schedule 13G indicates that Dimensional Fund Advisors LP has sole voting power over 2,650,546 shares of our common stock and sole dispositive power over 2,767,287shares of our common stock. The business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4) Based on information set forth in Amendment No. 5 to Schedule 13D filed February 8, 2012. The Schedule 13D indicates that Gabelli Funds, LLC has sole voting and dispositive power over 1,030,051 shares of our common stock; GAMCO Asset Management, Inc. has sole voting power over 4,490,215 shares of our common stock and sole dispositive power over 4,506,715 shares of our common stock; Teton Advisors, Inc. has sole voting and dispositive power over 340,000 shares of our common stock; Gabelli Securities, Inc. has sole voting and dispositive power over 30,000 shares of our common stock; and Mario J. Gabelli has sole voting and dispositive power over 2,000 shares of our common stock. According to the filing, the business address for each of the foregoing entities and Mr. Gabelli is One Corporate Center, Rye, New York 10580.
(5) Based on information set forth in Amendment No. 3 to Schedule 13G filed January 20, 2012. The Schedule 13G indicates that Kornitzer Capital Management, Inc. has sole voting power over 3,840,650 shares of our common stock, sole dispositive power over 3,707,325 shares of our common stock and shared dispositive power over 133,325 shares of our common stock. The business address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, Kansas 66205.

Stock Ownership of Management

The following table sets forth the number of shares of common stock beneficially owned as of April 1, 2012 by each of our directors and named executive officers (as defined below under “Compensation Discussion and Analysis”) and all of our directors and named executive officers as a group. The address of each current director and named executive officer is c/o Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346.

To our knowledge, except under community property laws, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Charles B. Coe	121,810	*
J. Eric Cooney	1,503,125	2.80%
Patricia L. Higgins	109,539	*
Kevin L. Ober	62,272	*
Gary M. Pfeiffer	77,024	*
Michael A. Ruffolo	50,867	*
Daniel C. Stanzione	123,810	*
Debora J. Wilson	74,782	*
George E. Kilguss III(3)	361,437	*
Steven A. Orchard	166,098	*
Richard A. Shank	42,730	*
Randal R. Thompson(4)	53,393	*
All directors and executive officers as a group (12 persons)	2,746,887	5.07%

* Represents beneficial ownership of less than 1%.

(1) Includes shares that may be acquired by the exercise of stock options granted under our equity compensation plans within 60 days after April 1, 2012 as follows:

Name	Options
Charles B. Coe	74,560
J. Eric Cooney	540,841
Patricia L. Higgins	72,560
Kevin L. Ober	34,423
Gary M. Pfeiffer	38,560
Michael A. Ruffolo	16,290
Daniel C. Stanzione	72,560
Debora J. Wilson	16,290
George E. Kilguss III	143,853
Steven A. Orchard	98,459
Richard A. Shank	—
Randal R. Thompson	—
Directors and executive officers as a group	1,108,396

(2) As of April 1, 2012, based on 53,067,770 outstanding on that date.
(3) Mr. Kilguss has resigned effective May 8, 2012. In connection with his termination of employment, Mr. Kilguss will forfeit all unvested shares of restricted stock and stock options previously granted to him.
(4) The employment of Mr. Thompson, our former Senior Vice President, Global Sales, was terminated October 31, 2011. The number of shares reported in the table above reflects the number of vested shares of restricted stock that he held on his termination date, which may not reflect his current holdings.

EXECUTIVE OFFICERS

Executive Officers

In addition to Mr. Cooney, our Chief Executive Officer and President, whose biographical information appears under “Proposal 1—Election of Directors,” set forth below are the names, ages and biographical information for each of our current executive officers.

Name	Age	Position
J. Eric Cooney	46	Chief Executive Officer and President
George E. Kilguss III	51	Chief Financial Officer and Senior Vice President
Steven A. Orchard	40	Senior Vice President, Operations and Support
Richard A. Shank	44	Senior Vice President, Global Sales

George E. Kilguss III has been our Chief Financial Officer since 2008 and manages all of our finance, accounting, treasury, information technology and real estate activities. Prior to joining us, Mr. Kilguss served as Chief Financial Officer of Towerstream Corporation from 2004 to 2007. From November 2000 until December 2003, Mr. Kilguss was a private investor. From September 1998 until October 2000, Mr. Kilguss was Chief Financial Officer of Stratos Global Corporation, a publicly traded company on the Toronto Stock Exchange. Mr. Kilguss was also an Executive Vice President of Stratos Global Corporation and served on its board of directors from April 1999 until October 2000. Mr. Kilguss holds an M.B.A. in finance and accounting from the University of Chicago’s Graduate School of Business and a B.S. in economics and finance from the University of Hartford. Mr. Kilguss has resigned effective May 8, 2012.

Steven A. Orchard has been our Senior Vice President, Operations and Support since 2009, where he leads our operations and customer support functions. Mr. Orchard originally joined us in 1999 and has previously served as Senior Manager, IP Operations from 2005 until 2006; Director, Network Operations from 2006 until 2007 and Vice President, Network Operations from 2007 until 2009. Prior to joining us, Mr. Orchard held systems positions with Codesic, Inc. and Oasis Systems, Inc. Mr. Orchard holds a B.S. from the University of Oregon.

Richard A. Shank has been our Senior Vice President of Global Sales since September 2011 and leads our worldwide sales and solution engineering organization, channels and strategy. Prior to joining us, Mr. Shank served as Vice President of Sales Operations for Carter’s, Inc. from 2010 to 2011. Mr. Shank previously served as Sales Center Vice President at AT&T from 2001 to 2010 and as General Manager and Director of Sales at XO Communications from 1999 to 2001. Mr. Shank led a sales team at Sprint from 1997 to 1999. Mr. Shank holds an M.B.A. from the Fuqua School of Business at Duke University and a B.S. in Mechanical Engineering from the University of Notre Dame. Mr. Shank received his Professional Engineer Certification from the Commonwealth of Virginia in 1994 and received post graduate Nuclear Engineering Certification in 2001 from the United States Navy, where he served as an Officer for five years.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Accordingly, our compensation programs are designed to incentivize and reward our named executive officers for the achievement of short-term operational and long-term strategic goals, while at the same time avoiding the encouragement of excessive risk-taking. Our named executive officers’ total compensation is comprised of a mix of base salary, short-term (annual) cash incentive awards and long-term equity incentive awards, supported by our stock ownership guidelines.

In 2011, we achieved a number of important milestones in the turnaround of our business positioning it for future growth. We made strategic investments to drive innovation, enhance our competitiveness, solidify our growth and expand the value of our company. In 2011, specific accomplishments included the following:

●
Highest Profitability in Company History. We delivered the highest adjusted EBITDA in company history in 2011: $44.0 million (excluding transactional costs related to the Voxel acquisition described below), an 11% increase from 2010. Adjusted EBITDA is a non-GAAP financial measure, and is defined as loss from operations plus (a) depreciation and amortization, (b) loss on disposals of property and equipment, (c) impairments and restructuring and (d) stock-based compensation.

●	Expansion of Company Data Centers. We added 25,000 net sellable square feet of company-controlled data center space, an increase of 19% compared to our footprint in 2010.

●
Expanded Managed Hosting and Cloud Product Lines. We enhanced and expanded our IT Infrastructure services capabilities by adding new enterprise private and public cloud services on both the VMware and OpenStack platforms and integrating our accelerated IP service, XIPTM into our global Content Delivery Network for improved application performance.

●
Completed Strategic Acquisition. On December 30, 2011, we acquired Voxel Holdings, Inc., a global provider of scalable hosting and cloud services. Voxel’s offerings are complementary to our existing portfolio and provide a level of automation and self-service that will be available to our customer base and also extend our addressable market, enabling us to better serve early- to mid-stage IT Infrastructure customers seeking dedicated hosting services.

While we are pleased with these accomplishments, we are also mindful that we did not achieve the targeted level of financial performance (revenue and adjusted EBTIDA) for 2011. The Compensation Committee is satisfied that, on balance, the design, implementation and execution of our compensation programs achieved an appropriate balance between rewarding success while not rewarding failure to achieve targeted levels of performance. Accordingly, the named executive officers did not receive their total target incentive compensation for 2011 (the incentive compensation received ranged from 35% to 85% of target). In summary, we set aggressive corporate financial goals and paid for attainment against these goals.

Significant Compensation Practices and Recent Modifications

We target the elements of our compensation program to provide all employees, including our named executive officers, with a total compensation program that is market competitive and rewards individual performance. For named executive officers, we target base salaries and short- and long-term components of the total compensation program to be market competitive. This is intended to ensure that we maintain an appropriate cost structure while at the same time attracting, motivating and retaining talented professionals. We seek to provide our named executive officers with significant wealth creation opportunities based on the growth of our stock price which provides linkage between our executive compensation program and the interests of our stockholders.

In setting the compensation of our named executive officers, we use peer group data prepared by third parties to assess the competitiveness of our compensation levels and provide a target range for our compensation programs. More specifically, we target the compensation levels of our named executive officers to be, on average, within a range around the median compensation for our peer group. Where appropriate, we adjust compensation to account for factors such as the individual’s level of experience, responsibilities, performance and expected future contributions. Ultimately, the determination of the compensation level for any named executive officer is not merely formulaic but is developed using a balanced consideration of the above elements.

We review and evaluate our compensation programs, practices and policies on an ongoing basis. We modify our compensation programs to address evolving best practices. We have provided below some of the more significant practices and recent modifications.

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Base Salaries. After due consideration, the Board of Directors determined not to increase the base salary of our Chief Executive Officer in either 2011 or 2012 based on competitive market data which indicated that his base salary was at a competitive level with our peer group. Similarly, the Compensation Committee considered the base salaries of our other named executive officers and, in part based on the Chief Executive Officer’s recommendations, determined to increase their base salaries between 2.2% to 7.7% in 2011 and between 0% and 5% in 2012.

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Performance-Based Compensation. Our philosophy is to pay for performance. In that regard, short-term and long-term incentive awards for named executive officers are impacted by corporate and, for some named executive officers, individual performance. For 2011, 73% of our Chief Executive Officer’s total compensation was incentive compensation. For our other named executive officers, the percentages were between 61% to 85%. Please see the graph on page 20 for additional information on the allocation of our compensation.

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Short-Term (Annual) Incentive Compensation. Our Chief Executive Officer and Chief Financial Officer will be eligible to receive an award under our short-term incentive plan for performance in 2012 based solely on attainment of revenue and/or EBITDA targets. Our Compensation Committee believes revenue and EBITDA are the most appropriate targets to align individual incentives with the creation of stockholder value. The remaining named executive officers share the same revenue and EBITDA targets, but will also have one or more individual objectives related to their specific area of responsibility. In addition to motivating these individuals toward the same corporate financial targets, the Compensation Committee felt it important to have a mechanism to cascade critical, non-financial objectives throughout our company. These individual non-financial objectives will help drive key corporate objectives and include engineering development deliverables, customer satisfaction metrics and operational availability targets.

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Long-Term Incentive Compensation. Long-term incentive compensation through equity awards continues to be an important component of the compensation for each of our named executive officers. Our equity incentive awards are comprised of stock options and restricted stock, the value of which is closely linked to our total stockholder return. Grants are made at fair market value and vest over four years. We believe long-term incentive compensation both aligns the interests of our employees with that of our stockholders and provides an appropriate tool for employee retention and motivation.

●	No Perquisites. We do not provide our named executive officers with any perquisites.
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Stock Ownership Guidelines. In 2010, our Board of Directors approved stock ownership guidelines for senior management (including named executive officers) and non-employee directors to further align senior management, non-employee director and stockholder interests. These individuals are required to beneficially own a number of shares of company common stock as determined below:

	Individual	Multiple
	Chief Executive Officer	6.0x base salary
	Chief Financial Officer	3.0x base salary
	All Other Senior Vice Presidents	2.0x base salary
	Non-Employee Directors	5.0x annual retainer

The guidelines require these individuals to retain 100% of the shares granted to them by the company (net of applicable taxes) until the guidelines are achieved.
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Double Trigger Change in Control Agreements. Our named executive officers will receive specified payments and acceleration of vesting of equity in the event of a change in control of our company. The payments and acceleration of vesting are considered “double trigger,” that is, a named executive officer will only be entitled to a change in control payment and acceleration of vesting if the company has undergone a change in control and that named executive officer’s employment is terminated following such change in control.

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Clawback Policy. Our clawback policy allows us to “clawback” compensation paid to any employee (and not just members of senior management) who has engaged in fraud or intentional misconduct in the event of a financial restatement.

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No Speculative Transactions. All of our employees (including named executive officers) and directors are prohibited from engaging in any speculative transactions in company securities, including engaging in any prepaid forward contracts, equity swaps, collars and exchange funds or any other transaction in which the person could profit if the value of our stock falls.

●	Repricing of Stock Options. We are not permitted to reprice stock options without explicit stockholder approval.
●	Limit on Full Value Awards in Equity Plan. We are limited in our ability to grant full value awards (i.e., restricted stock) to 50% of the total number of shares available under our equity plan.
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Limit on Incentive Awards. The total amount of awards that we could pay to named executive officers under our short-term (annual) incentive plan in 2012 is limited to the following percentages of base salary: Chief Executive Officer: 200%; Chief Financial Officer: 130% and between 80% to 100% for our other named executive officers.

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Compensation Risk Assessment. Our Compensation Committee annually reviews and approves the company’s compensation strategy, which includes a review of compensation-related risk management. In this review, the Compensation Committee analyzes our executive compensation program, including the short-term (annual) incentive plan and long-term incentive compensation. The Compensation Committee does not believe that our compensation program encourages excessive or unnecessary risk-taking.

●	Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors as defined by Nasdaq and our director independence standards.
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Independent Compensation Consultant. Our independent compensation consultant is retained directly by the Compensation Committee and performs no other consulting or other services for our company. The independent compensation consultant had no relationship with any named executive officer prior to the engagement.

We held the first advisory stockholder vote on our executive compensation practices (“say-on-pay”) at the 2011 stockholders meeting, as required by the Dodd-Frank legislation. After consideration of this stockholder vote and given the substantial support received from stockholders (nearly 90% of the votes were cast in favor of our executive compensation program), the Compensation Committee continues to apply the same general principles described in this Compensation Discussion and Analysis in its determination of the amounts and types of executive compensation.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2011 compensation of our named executive officers.

Overview of Our Executive Compensation Program

The principal components of our executive compensation program are base salary, a short-term (annual) cash incentive based on performance and a long-term equity incentive consisting of stock options and restricted stock. We benchmark our executive compensation program against the median compensation at a group of peer companies (as described below) as well as the median level of compensation derived from broad-based surveys of companies of similar size to us. We use this market compensation information to evaluate the competitiveness of our executive compensation program relative to our peers.

This section refers to the compensation of our “named executive officers” unless we note otherwise:

●	J. Eric Cooney, President and Chief Executive Officer
●	George E. Kilguss III, Senior Vice President and Chief Financial Officer
●	Steven A. Orchard, Senior Vice President, Operations and Support
●	Richard A. Shank, Senior Vice President, Global Sales
●	Randal R. Thompson, former Senior Vice President, Global Sales. Mr. Thompson’s employment terminated October 31, 2011.

Compensation Committee

The Compensation Committee reports to our Board of Directors on all compensation matters for our senior management, including our named executive officers. You may learn more about the Compensation Committee’s responsibilities by reading the Compensation Committee’s charter, which is available in the “Corporate Governance” section on the “Investor Services” page of our website at www.internap.com.

The Compensation Committee annually reviews and approves the compensation of our named executive officers, other than the Chief Executive Officer, and annually reviews and makes recommendations to the full Board of Directors regarding the compensation of our Chief Executive Officer. A majority of the independent directors of the full Board must approve the compensation of our Chief Executive Officer.

Compensation Objectives

We design and manage our company-wide compensation programs to align with our overall business strategy and to create value for our stockholders. We believe it is important that our compensation programs:

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Are competitive. Our programs are designed to attract, motivate and retain talented individuals at all levels of our company. We structure our compensation programs to be competitive with the compensation paid by similar companies.

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Are linked to performance. Most of our employees, including our named executive officers, are eligible to participate in our short-term (annual) incentive and long-term equity incentive compensation programs. We select performance goals that, to the extent achieved, we believe will facilitate the long-term profitable growth of our company and, thus, contribute to long-term value for our stockholders. We believe that linking compensation to performance rewards our employees, including named executive officers, for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging excessive risk-taking.

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Align the interests of our named executive officers with those of our stockholders. Our annual performance goals are intended to support the creation of long-term stockholder value. Long-term equity incentive compensation vests over a four-year period and the value of such grants increases or decreases based on changes in the price of our common stock over time. In 2010, we implemented minimum stock ownership guidelines at the senior vice president level and above. We believe that our long-term equity incentive compensation program further aligns the interests of our named executive officers and stockholders.

Components of Executive Compensation

The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities	Cash

Short-Term (Annual) Incentive Compensation	Rewards annual performance based on achievement of corporate and individual performance goals, as applicable	Cash

Long-Term Equity Incentive Compensation	Provides incentive for long-term performance, retention and motivation, thereby aligning the financial interests of our named executive officers with the interests of our stockholders
Stock options, which vest 25% on first anniversary of the grant date and in 36 equal monthly installments thereafter; restricted stock, which vests in four equal annual installments beginning on first anniversary of grant date

Allocation of Compensation Components

We manage our business with the goal of maximizing stockholder value, and, accordingly, a significant percentage of the compensation of our named executive officers is variable and linked to performance of both the company and/or the individual. The compensation components linked to performance (targeted short-term (annual) incentive compensation and value of long-term equity incentive compensation) of our named executive officers exceeds their annual base salary.

The Compensation Committee considers qualitative and quantitative factors when establishing compensation for each named executive officer. We do not have a specific formula for the allocation of the various compensation elements between fixed (base salary) and variable pay, nor for the individual elements of compensation (base salary, short-term (annual) incentive and long-term equity incentive). We determine the compensation structure for each individual based on our assessment of a number of factors including:

●	the long-term strategic and shorter term operational objectives of our business;
●	an analysis of the compensation components at peer companies;
●	broad-based survey data from companies in our industry and of like size; and
●	the named executive officer’s role within our company, his or her experience and performance of the individual and the relevant business unit.

The following table illustrates the allocation of the targeted principal compensation components for our named executives for 2011. The percentages reflect the amounts of base salary and targeted short-term (annual) incentive compensation for 2011 and the aggregate grant date fair values of long-term equity compensation (stock options and restricted stock) granted in 2011.

ALLOCATION OF TARGETED PRINCIPAL PAY COMPONENTS FOR 2011

* The amount reported for Mr. Cooney’s long-term equity incentive compensation for 2011 does not include the grant date fair value of 200,000 shares of restricted stock granted to him in March 2011. These shares were considered granted to him in 2009 when he commenced employment.

Compensation Consultant and Benchmarking

Compensation Strategies, Inc. (“CSI”) has served as the independent compensation consultant to the Compensation Committee since 2009. CSI assists the Compensation Committee in designing and implementing our executive compensation program and provides analytical review and assessment of our executive compensation program and its ongoing relevance.

The Compensation Committee and management sought the views of CSI regarding market trends for executive compensation and analysis of specific compensation program components. CSI provided information comparing direct compensation for the named executive officers to market data from a group of peer companies (as described below) as well as other broader-based survey sources. “Direct compensation” encompassed base salary, annual bonus opportunities and long-term compensation in the form of equity grants.

Based on CSI’s recommendation, the Compensation Committee selected a group of peer companies for use in establishing 2011 compensation levels for the named executive officers. CSI provided 50th percentile compensation information from this peer group for base salary and short- and long-term incentive compensation. Consistent with standard practices, due to the varying sizes of the companies included in the peer group, statistical analysis was used to “size-adjust” the market compensation data to reflect our relative annual revenue. This peer group consisted of:

Akamai Technologies, Inc.	F5 Networks, Inc.	Rackspace Hosting, Inc.
Aruba Networks, Inc.	InfoSpace, Inc.	Riverbed Technology Inc.
Blue Coat Systems	j2 Global Communications, Inc.	Savvis Inc.
Cbeyond Inc.	Limelight Networks Inc.	Terremark Worldwide Inc.
Cogent Communications Group	Navisite Inc.	Veraz Networks, Inc.
Digital River, Inc.	NeuStar, Inc.	Websense, Inc.
Equinix Inc.

The Compensation Committee modified the group of peer companies for use in establishing 2012 compensation levels for the named executive officers, based on merger and acquisition activity as well as relative changes in peer company revenue and market capitalization that rendered certain companies more or less relevant for statistical analysis purposes. The revised peer group is as follows:

Abovenet, Inc.	Digital River, Inc.	Neutral Tandem, Inc.
Acme Packet, Inc.	Earthlink, Inc.	NIC Inc.
Aruba Networks, Inc.	F5 Networks, Inc.	Rackspace Holdings, Inc.
BigBand Networks, Inc.	InfoSpace, Inc.	Rightnow Technologies, Inc.
Blue Coat Systems, Inc.	J2 Global Communications, Inc.	Riverbed Technology, Inc.
Cbeyond, Inc.	LogMein, Inc.	Virtusa Corporation
Cogent Communications Group, Inc.	Limelight Networks, Inc.	Web.com Group, Inc.
Digi International Inc.	NeuStar, Inc.	Websense, Inc.

Other than executive and Board compensation consulting, CSI did not provide any other services to the company in 2011. The Compensation Committee has engaged CSI for executive compensation services in 2012.

The Compensation Committee considered the market compensation data provided by CSI, the experience level of each named executive officer and the responsibilities associated with a particular named executive officer’s role as multiple reference points in evaluating the compensation components and aggregate compensation package for each of the named executive officers. Generally, we target our compensation program to fall within a reasonable range around the median of the market compensation data for similarly-sized companies in the industries in which we compete (telecommunications, technology, data center and cloud computing industries). While we target the median in aggregate, individual named executive officer compensation may be either below or above the median based on individual circumstances including performance, experience and/or recruiting and retention needs. When our corporate performance exceeds targets established by the Compensation Committee, the total cash compensation paid to our named executive officers, as a group, may exceed targeted total cash compensation levels, which reflects the Compensation Committee’s commitment to pay for performance. When our corporate performance does not meet our established targets, total cash compensation of our named executive officers generally would be below targeted levels, which also reflects a commitment to pay for performance.

Principal Components of our Executive Compensation Program

Base Salary

Base salary is the only fixed component of our named executive officer’s total compensation package. Our annual salary review process is based on our overall annual budget guidelines and is influenced by competitive market data (provided by CSI) as well as individual performance. Our salary increase philosophy provides for larger increases for higher levels of individual performance. Our Compensation Committee approved an overall budget for annual salary increases for all employees of 2.8% in 2011 and 2.5% in 2012.

Annual Performance Appraisal. All employees, including named executive officers, undergo an annual performance appraisal. The employee’s performance for the prior year is evaluated by his or her direct supervisor.

Our Chief Executive Officer develops a performance appraisal for each named executive officer, which considers the individual’s overall responsibilities, skills, experience, results and tenure in the particular position. The Chief Executive Officer uses his judgment in assessing those factors in a qualitative manner. Together with the competitive market data, this appraisal guides the Chief Executive Officer’s recommendation for each named executive officer’s salary increase. In February of each year, our Chief Executive Officer reviews the competitive market data along with his recommendations for salary increases with the Compensation Committee. The Compensation Committee makes the final determination of each named executive officer’s base salary.

With regard to the performance assessment of the Chief Executive Officer, the Compensation Committee reviews his performance against his pre-defined goals and objectives together with competitive market data and makes a recommendation to the full Board of Directors as to any change in base salary. After considering the recommendation of the Compensation Committee, the full Board meets in executive session and approves the Chief Executive Officer’s base salary.

2011 and 2012 Base Salaries. In our continued effort to manage employee-related costs, the Compensation Committee approved only modest base salary increases in recent years for select individuals. After due consideration of individual, company and market dynamics discussed above, the Compensation Committee approved salary increases (detailed in the table below) ranging from 0.0% to 7.7% for 2011 and 0.0% to 5.0% for 2012 for our named executives, including our Chief Executive Officer, as described below. Salary increases are effective April 1 of each calendar year.

Name	Salary Increase for 2011 (%)	2011 Base Salary ($)	% Salary Increase for 2012 (%)	2012 Base Salary ($)
J. Eric Cooney	—	600,000	—	600,000
George E. Kilguss III	3.4%	300,000	2.8%	308,400
Steven A. Orchard	7.7%	210,000	5.0%	220,500
Richard A. Shank(1)	NA	240,000	—	240,000
Randal R. Thompson(2)	2.2%	235,000	—	—

(1)	Mr. Shank’s employment began on September 19, 2011.
(2)	Mr. Thompson’s employment terminated on October 31, 2011.

The Compensation Committee approved the foregoing increases in base salaries based on the following:

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Mr. Kilguss’ salary was increased to reflect his personal performance, impact to our company, leadership role in both our acquisition of Voxel and amendment to our credit facility, as well as the level of competitiveness of his total compensation package.

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Mr. Orchard’s base salary was increased to reflect his leadership contributions to our customer support and operations areas and to better position his total cash compensation relative to our other named executive officers and market.

The base salaries of the named executive officers (other than our Chief Executive Officer) are in a range from somewhat below to no more than 15% above their respective market medians. Mr. Shank’s base salary remained unchanged given his relatively brief tenure with us.

The full Board did not change Mr. Cooney’s base salary primarily due to the current competitive nature of his base salary, which is approximately 30% above his market median as measured by CSI. Mr. Cooney’s base salary was established through comprehensive negotiations prior to his employment and was influenced by market levels for his position as well as his experience at other companies and professional achievements.

Short-Term (Annual) Incentive Compensation

Named executive officers can earn an annual cash award under our short-term incentive plan based on achievement of corporate financial targets and achievement of individual/business unit targets, as applicable. Of the aggregate amount that a named executive officer (other than the Chief Executive Officer and Chief Financial Officer) may be eligible to earn, 70% is attributable to achievement of corporate financial targets and 30% is attributable to achievement of individual business unit targets. As such, any awards that may be paid to a named executive officer are primarily driven by our overall level of corporate financial success and the individual’s personal contributions to such success. The Chief Executive Officer and Chief Financial Officer will earn an award only for achievement of corporate financial targets.

Our Compensation Committee believes short-term incentive compensation opportunities for named executive officers should be competitive with incentive compensation at comparable peer-group companies of similar size and companies with whom we compete for exceptional talent. Our corporate financial targets are based on our financial plan approved by the Board of Directors. This approach ensures alignment and focus among named executive officer around the attainment of corporate financial targets. The Compensation Committee considers each named executive officer’s performance, experience level and potential to impact our short-term performance when setting an individual’s annual incentive compensation opportunity.

Our Compensation Committee approves awards to named executive officers, other than Mr. Cooney, and reviews results achieved compared to corporate and individual targets. The Board of Directors (excluding Mr. Cooney) approves any award to Mr. Cooney after receiving recommendations from the Compensation Committee.

2011 Short-Term Incentive Plan

Our Compensation Committee approved the 2011 Short-Term Incentive Plan (the “2011 STIP”) which awarded participants at or above the vice president level, including named executive officers, for achievement of three criteria:

●	revenue (30% of potential award);
●	adjusted EBITDA (40% of potential award); and
●	individual and business unit objectives specific to each individual (30% of potential award).

Awards to our Chief Executive Officer and Chief Financial Officer under the 2011 STIP were based on achievement of corporate financial targets in the ratio of 40% related to achievement of the revenue target and 60% related to achievement of the adjusted EBITDA target.

The Compensation Committee, for named executive officers other than our Chief Executive Officer, and the Board of Directors, for our Chief Executive Officer, assigned each individual a target level of incentive compensation potential, expressed as a percentage of base salary. In setting the potential annual incentive compensation each named executive officer could earn at the target award level, the Compensation Committee considered the competitive market data provided by CSI and the experience and responsibilities of the named executive officers.

The 2011 STIP incorporated a threshold level of performance for each corporate and individual objective, which had to be exceeded in order for an award to be made. No award would be made to a participant at the threshold level of performance. The award increased linearly from threshold to target and from target to stretch.

Our revenue and adjusted EBTIDA targets for the 2011 STIP were as follows:

Criteria	At Threshold	At Target	At Stretch
Revenue	$ 244.2 million	$ 257.1 million	$ 270.0 million
Adjusted EBTIDA	41.4 million	46.0 million	50.6 million

Our revenue and adjusted EBITDA for the year ended December 31, 2011 were $244.6 million and $44.0 million (excluding transactional costs related to the Voxel acquisition), respectively. Awards paid to the named executive officers under the 2011 STIP were reduced below the target level awards based on actual results for the revenue and adjusted EBITDA objectives plus achievement of individual objectives, as applicable.

The table below outlines the potential target levels and the award made (on March 15, 2012) to each named executive officer under the 2011 STIP:

Name	At Threshold(1)	At Target (%)	At Target(2) ($)	At Stretch (%)	At Stretch ($)	2011 STIP Award ($)
J. Eric Cooney	—	100%	$600,000	200%	$1,200,000	$210,140
George E. Kilguss III	—	65%	193,375	135%	386,750	67,726
Steven A. Orchard	—	40%	82,500	80%	165,000	42,029
Richard A. Shank(3)	—	50%	34,615	100%	69,230	29,263
Randal R. Thompson(4)	—	50%	97,292	100%	194,583	—

(1) Partial awards could be earned for each goal based on achievement between the threshold and target levels. Threshold levels differ by goal.
(2) The amount that a named executive could earn was based on the actual amount of base salary earned during 2011 (rather than base salary at a point in time).
(3) Mr. Shank’s employment began on September 19, 2011. Accordingly, his potential awards were based on fourth quarter objectives.
(4) Mr. Thompson’s employment terminated on October 31, 2011; as he was not an employee on the award date, he did not receive an award under the 2011 STIP.

A named executive officer is only entitled to stretch awards with respect to attainment of corporate financial objectives but not for attainment of individual performance objectives. Thus, the potential stretch awards in the above table could only have been achieved with significant over-achievement of corporate financial objectives. Messrs. Cooney’s and Kilguss’ target percentages were approximately 15 percentage points above their respective market medians. The other named executive officers’ target percentages were within a range of approximately +/- 5 percentage points around their respective market medians.

Awards to all of the named executive officers under the 2011 STIP were in part based upon exceeding threshold levels of performance for revenue and adjusted EBITDA. In addition, Mr. Orchard’s award was based on achievement of customer service and support target metrics.

2012 Short-Term Incentive Plan

The 2012 Short-Term Incentive Plan (the “2012 STIP”) operates similarly to the 2011 STIP, except as noted below. Any award under the 2012 STIP to our Chief Executive Officer and Chief Financial Officer will be based solely on the achievement of one or both of the following two corporate financial targets:

●	revenue (40% of potential award); and
●	adjusted EBITDA (60% of potential award).

All other named executive officers will be eligible to receive an award based on achievement of the following criteria:

●	revenue (30% of potential award);
●	adjusted EBITDA (40% of potential award); and
●	up to three objectives specific to the individual’s functional area of responsibility (30% of potential award).

Our Compensation Committee believes that it is important to align the interests of our senior management with those of our stockholders. For that reason, as they did under the 2011 STIP, the Compensation Committee has removed the individual objectives for our Chief Executive Officer and Chief Financial Officer. No award will be made to them under the 2012 STIP unless the company achieves a threshold level of performance with respect to one or both of the corporate financial targets. For our other named executive officers, the Compensation Committee felt it important to have a mechanism to cascade critical, non-financial targets and/or business unit results throughout our company and/or specific business units. These targets will help drive key corporate objectives and may include engineering development deliverables, customer satisfaction metrics and operational availability targets.

The table below outlines the potential target levels and awards that may be earned by the named executive officers under the 2012 STIP:

Name	At Threshold(1)	At Target (%)	At Target(2) ($)	At Stretch (%)	At Stretch ($)
J. Eric Cooney	—	100%	$600,000	200%	$1,200,000
George E. Kilguss III(3)	—	65%	199,095	130%	398,190
Steven A. Orchard	—	40%	87,150	80%	174,300
Richard A. Shank	—	50%	120,000	100%	240,000

(1) Partial awards may be earned for each goal based on achievement between the threshold and target levels. Threshold levels differ by objective.
(2) The amount that a named executive can earn will be based on the actual amount of base salary earned during 2012 (rather than base salary at a point in time).
(3) Mr. Kilguss has resigned effective May 8, 2012. In connection with his termination of employment, Mr. Kilguss will not receive an award under the 2012 STIP.

Messrs. Cooney’s and Kilguss’ target award percentage for 2012 is unchanged from the 2011 level and are approximately 10 percentage points above the market medians. The other named executive officers’ target award percentages are within a range of approximately +/- 5 percentage points around their respective market medians.

Our Compensation Committee reviews the structure and parameters of our short-term incentive plan annually in light of current corporate performance and objectives, industry conditions and other relevant factors. The Compensation Committee will then make adjustments to the plan that it believes are necessary to align the short-term incentives with the appropriate corporate objectives for the next year.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive compensation annually under our 2005 Incentive Stock Plan, as amended (the “2005 Stock Plan”). Our long-term equity compensation program for senior management, including our named executive officers, consists of stock options and restricted stock. We believe this structure appropriately aligns employee interests with those of our stockholders, encourages retention and rewards employees for sustained performance results.

Equity Grant Practices. Our Compensation Committee administers our 2005 Stock Plan and approves the amount of and terms applicable to grants and awards to named executive officers, other than grants and awards to our Chief Executive Officer, which our full Board of Directors approves. In addition to annual grants and awards, the Compensation Committee may approve special grants or awards to named executive officers, such as a grant or award to a new hire or for a promotion.

Our Compensation Committee annually reviews long-term equity incentive levels for all named executive officers in light of long-term strategic and performance objectives and each named executive officer’s role within our company and current and anticipated contributions to our future performance. In determining the aggregate value of stock option and restricted stock awards for an individual, the Compensation Committee considers the individual’s position, responsibilities, tenure and performance, as well as the competitive market data provided by CSI. The Compensation Committee then determines the appropriate allocation of the value between stock option and restricted stock awards. Our Chief Executive Officer provides input to these decisions, except in the case of his own compensation.

For the past two years, the Compensation Committee has approved annual grants of stock options and restricted stock at its regularly-scheduled meetings in February, which have occurred after the release of financial results for the previous year. The Compensation Committee expects to continue this practice in future years and will attempt to schedule regular meetings to accommodate this practice.

Stock Options. The number of stock options granted to a named executive officer is based upon the individual’s position, responsibilities, tenure and performance, as well as the competitive market data. In accordance with our stock plan, the option exercise price is the fair market value of our common stock on the grant date, which is the closing price reported on Nasdaq on that date. Stock options generally vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. We must have stockholder approval to reprice stock options.

Restricted Stock. Restrictions on restricted stock generally lapse in four equal annual installments beginning on the first anniversary of the grant date.

In 2011, the Compensation Committee approved award values and split the value of each individual’s equity award into 20% restricted stock and 80% stock options based on competitive market data, except for grants made to our Chief Executive Officer, who received 100% of his annual equity grant in the form of stock options. The Board of Directors granted our Chief Executive Officer only stock options and no restricted stock in 2011 after consideration of the most appropriate risk/reward balance for long-term incentives that would align with the interests of our stockholders.

In 2012, the Compensation Committee approved award values and split the value of each individual’s equity award (including our Chief Executive Officer) into 30% restricted stock and 70% stock options based on competitive market data. The Compensation Committee determined it was appropriate to change the allocation of stock options and restricted stock to increase the retentive value of the awards while still maintaining a focus on our stock price to align interests with our stockholders. The Compensation Committee believes that this allocation brings the equity program more in line with the typical market practices in our industry.

The Compensation Committee retains the discretion to change the allocation of future equity awards for individuals or named executive officers as a group.

For 2011, grant values for the Chief Executive Officer and former Senior Vice President, Global Sales (who subsequently forfeited these grants upon his termination of employment later in the year) were equal to their respective updated market medians, as provided by CSI. The grant value for the Chief Financial Officer was increased to 25% above the market median to reflect the scope of his responsibilities and individual performance. The grant value for the Senior Vice President, Operations and Support was increased to 50% above the market median to reflect his performance and scope of responsibilities and to better align his long-term incentives with other named executive officers.

For 2012, grant values for all named executive officers (other than our Chief Financial Officer) were equal to their respective updated market medians. The grant value for the Chief Financial Officer was increased to 25% above the market median to reflect the scope of his responsibilities and individual performance.

Named executive officers received the following equity awards in 2011 and 2012:

Name	Number of Shares of Restricted Stock Granted in 2011		Number of Stock Options Granted in 2011	Number of Shares of Restricted Stock Granted in 2012		Number of Stock Options Granted in 2012
J. Eric Cooney	—	(1)	242,800	35,950		172,600
George E. Kilguss III(3)	12,360		101,965	18,841		90,447
Steven A. Orchard	8,300		68,469	33,449	(2)	40,561
Richard A. Shank(4)	35,000		60,000	7,730		37,109
Randal R. Thompson(5)	5,062		41,761	—		—

(1) Pursuant to his offer letter, Mr. Cooney also was granted 200,000 shares of restricted stock on March 16, 2011. These shares were considered granted to him in 2009 when he commenced employment and, thus, not included in the above table.
(2) Of the reported amount, 25,000 shares of restricted stock were granted to Mr. Orchard in connection with the closing of the Voxel acquisition for the purpose of retention. One-third of these shares will vest on the one-year anniversary of the grant date and the remaining two-thirds will vest on the second anniversary of the grant date.
(3) Mr. Kilguss has resigned effective May 8, 2012. In connection with his termination of employment, Mr. Kilguss will forfeit all unvested shares of restricted stock and stock options previously granted to him.
(4) Mr. Shank’s employment began September 19, 2011. The grants made to him in 2012 were in connection with his commencement of employment.
(5) Mr. Thompson’s employment was terminated on October 31, 2011; accordingly, he did not receive any grants of restricted stock or stock options in 2012.

The Compensation Committee believes that the compensation program for named executive officers provides significant performance incentives. Specifically, the short-term (annual) incentive plan provides incentives for performance and includes defined performance thresholds and maximum opportunity levels for each named executive officer. The restricted stock and stock option grants encompassing our long-term equity incentive program provide longer-term incentives as recipients can benefit from appreciation in our stock price. The level of stock option grants in the equity awards focuses recipients on stock price appreciation, thus furthering the goal of rewarding performance and aligning the interests of the named executive officers with those of our stockholders. As these awards vest over time, they also serve as a retention device.

Stock Ownership Guidelines for Named Executive Officers

In 2010, our Board of Directors established stock ownership guidelines for senior management (including named executive officers) and non-employee directors which further align the interests of senior management with our stockholders. The ownership guidelines apply to the Chief Executive Officer, Chief Financial Officer, all Senior Vice Presidents and non-employee directors. These individuals are required to beneficially own a number of shares of company common stock having a value equal to or greater than the following thresholds:

Individual	Multiple
Chief Executive Officer	6.0x base salary
Chief Financial Officer	3.0x base salary
All Other Senior Vice Presidents	2.0x base salary
Non-Employee Directors	5.0x annual retainer

Whether an individual meets his or her guideline is annually determined and calculated as the lesser number of shares from either (a) the individual’s salary/retainer as of the date the individual became subject to the guidelines times the multiple above, divided by $5.00 (which was the approximate price of our common stock at the time the guidelines were implemented) or (b) the individual’s then-current salary/retainer times the multiple above, divided by the then-current price of our common stock. The Board of Directors will periodically review the stock ownership guidelines and may make adjustments to ensure that the interests of senior management are aligned with our stockholders.

The guidelines require the listed individuals to retain 100% of the shares granted to them by the company (net of applicable taxes) until the guidelines are achieved. Unrestricted stock held by the individual, including shares purchased on the open market, as well as restricted stock subject to time-based vesting (which are credited toward the guideline on a pre-tax basis) are credited toward the satisfaction of the ownership guidelines. Stock options, whether vested or unvested, are not credited toward the satisfaction of the ownership guidelines. All of our named executive officers and non-employee directors meet the required guidelines, other than Mr. Shank, who joined the company in September 2011 and is, therefore, relatively new to these ownership guidelines.

No Perquisites

We do not provide our named executive officers with any perquisites. We provide named executive officers with the same benefits available to all of our salaried employees, including (a) health and dental insurance; (b) basic and voluntary life insurance; (c) short-term and long-term disability insurance; and (d) participation in our 401(k) plan, including discretionary company-matching contributions.

Limitations on the Deductibility of Executive Compensation

Generally, compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. While the Compensation Committee has established procedures to help maximize tax deductibility, the Compensation Committee does not require all executive compensation to be exempt from the limitations on deductions provided under Section 162(m) in order to have the flexibility to design a compensation program that addresses our needs. Certain compensation paid by us in future years may not qualify as performance-based compensation that is excluded from the limitation on deductibility. Because we have available net operating losses, however, the impact of any non-deductibility is expected to be negligible.

Employment Arrangement with our Chief Executive Officer

Mr. Cooney’s offer letter provided him a base salary, signing bonus and sign on grant of stock options and restricted stock. In addition, his offer letter provided for a grant of 200,000 shares of restricted stock on each of March 16, 2010 and 2011 and an annual incentive bonus based upon criteria established by our Board of Directors, with a target level of 100% of base salary and a maximum level of 200% of base salary. The amounts provided for in Mr. Cooney’s offer letter are described elsewhere in this “Compensation Discussion and Analysis” and “Summary Compensation Table.” Mr. Cooney also participates in our Employment Security Plan discussed below. The terms of Mr. Cooney’s employment were set through comprehensive negotiations prior to his employment and were influenced by market levels for his position as well as his experience and professional achievements.

Potential Payments Upon Termination or Change in Control

Our named executive officers participate in an Employment Security Plan that provides for payments in the event of termination of employment or in connection with a change in control. We believe that the interests of our stockholders are best served if the interests of our named executive officers are aligned with them in the event of a change in control. Providing change in control benefits are intended to eliminate, or at least reduce, the reluctance of these named executive officers to pursue potential change in control transactions that may be in the best interests of our stockholders. The Employment Security Plan is designed to promote stability and continuity of senior management and was adopted to bring consistency to individual agreements and to minimize the negotiation of individual contracts.

Upon a qualifying termination, as defined in the Employment Security Plan, other than during a protection period (which is as defined as a period beginning six months prior to a change of control event and ending 24 months after the change of control event), a participant will receive severance equal to the participant’s then-current base salary for the year in which the termination occurs. Upon a qualifying termination during a protection period, a participant will receive severance equal to the sum of the participant’s then-current base salary plus the maximum bonus for the participant under the applicable bonus plan as established by our Board of Directors for the year in which the termination occurs, and all of the participant’s unvested equity-based compensation will vest. If the amounts payable to a participant under the Employment Security Plan result in the participant becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, the participant will receive the greater on an after-tax basis of (a) the severance benefits payable or (b) a reduced severance benefit to avoid the imposition of the 280G excise tax.

An individual will receive the foregoing severance benefits only if he or she delivers a general release and separation agreement. Our obligation to provide such severance benefits is also conditioned upon the individual’s continued compliance with confidentiality, non-competition, non-solicitation and non-disparagement covenants.

Certain of the named executive officers have joinder agreements which modify specific provisions of the Employment Security Plan as follows:

J. Eric Cooney. Upon a qualifying termination during a protection period, Mr. Cooney will receive severance equal to the sum of two and one-half times his then-current base salary plus two and one-half times the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs. If the amounts payable to Mr. Cooney under the Employment Security Plan would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the amounts payable will be grossed-up for the payment of taxes. We believe that it is particularly important for the Chief Executive Officer’s interests to be aligned with those of our stockholders in a change of control since that position is of critical importance to the process and is often at-risk of termination following a change of control. As such, additional protections for Mr. Cooney, including the tax gross-up, were deemed appropriate.

Steven A. Orchard. Mr. Orchard’s joinder agreement requires him to provide us two months prior written notice of his intention to terminate employment. If accepted by us, we will pay Mr. Orchard’s base salary and health benefits during the two-month notice period.

Mr. Kilguss’ joinder agreement does not modify the amounts provided to him upon a termination of employment. In connection with his resignation, Mr. Kilguss will receive no payments under his joinder agreement.

Mr. Shank is party to an Employment Security Agreement, the terms of which are substantially similar to the terms of the Employment Security Plan described above, with the addition of a two-month notice provision as described above for Mr. Orchard.

The following table sets forth the benefits potentially payable to each named executive officer in the event of a change of control of our company. These amounts are calculated on the assumption that a qualifying termination and the change of control event took place on December 31, 2011. Restricted shares are valued and the option spread determined using a value of $5.94, the closing price of our common stock on December 30, 2011, the last trading day of the year.

Name	Severance Payment ($)		Accelerated Vesting of Equity Awards ($)
J. Eric Cooney	4,500,000	(1)	3,929,373
George E. Kilguss III(2)	690,000		665,048
Steven A. Orchard	378,000		216,852
Richard A. Shank	480,000		250,500
Randal R. Thompson(3)	460,000		—

(1) The severance pay reflected for Mr. Cooney does not include any payment for the gross-up of taxes which could be triggered in the event of a change in control.
(2) In connection with his resignation, Mr. Kilguss is not entitled to receive any severance payment reported in this table.
(3) Mr. Thompson’s employment terminated on October 31, 2011; accordingly he is not entitled to receive any severance payment reported in this table, unless we have a change in control within six months of his termination date. We discuss the payments made to him in connection with his termination of employment immediately below in “Severance Agreement for Former Named Executive Officer.”

Severance Agreement for Former Named Executive Officer

Randal R. Thompson. Mr. Thompson served as our Senior Vice President, Global Sales until October 31, 2011. Pursuant to the terms of his separation agreement, Mr. Thompson received (a) a cash payment of $235,000 to be made in 12 equal monthly installments and (b) if he elected, continued health, dental and vision insurance coverage under our group health plan for 18 months at his cost. All unvested equity grants previously made to Mr. Thompson expired on October 31, 2011. The receipt of these benefits by Mr. Thompson is contingent on continuing non-disclosure and non-solicitation obligations. These separation terms were consistent with Mr. Thompson’s joinder agreement under the Employment Security Plan, which we have previously disclosed.

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers for services rendered during 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)	Total
J. Eric Cooney	2011	$600,000	$—		$—		$1,008,785	$210,140		$7,768	$1,826,693
Chief Executive Officer	2010	600,000	—		161,423		766,148	420,000		7,631	1,955,202
and President(5)	2009	475,000	300,000	(6)	1,568,000	(7)	838,440	200,000		41	3,381,481

George E. Kilguss III	2011	297,500	—		86,891		423,644	67,726		7,559	883,320
Chief Financial Officer and	2010	286,250	—		67,161		318,769	90,867		7,486	770,533
Senior Vice President(8)	2009	275,000	—		95,758		107,479	97,103		7,404	582,744

Steven A. Orchard	2011	206,250	—		58,349		284,475	42,029		7,496	598,599
Senior Vice President,	2010	192,500	—		38,213		181,369	54,600		7,441	474,123
Operations and Support	2009	176,421	—		53,280		66,949	62,577		5,347	364,574

Richard A. Shank	2011	69,230	—		183,050		185,028	29,263		2,244	468,815
Senior Vice President,
Global Sales(9)

Randal R. Thompson	2011	194,583	—		35,587		173,509	—	(10)	39,331	443,010
Former Senior Vice	2010	228,750	—		61,840	(11)	181,369	63,250		2,238	537,447
President, Global Sales	2009	211,458	—		70,996	(11)	66,324	36,885		5,132	390,795

(1) Represents the full grant date fair value of restricted stock awards granted in the years shown, calculated in accordance with FASB ASC Topic 718. We value restricted stock based on the closing market price of our common stock reported on Nasdaq on the various grant dates. For valuation assumptions, see Note 17 to our Consolidated Financial Statements for the fiscal years ended December 31, 2011, 2010 and 2009.
(2) Represents the full grant date fair value of stock options granted in the years shown, calculated in accordance with FASB ASC Topic 718. Stock options were valued using the Black-Scholes model. For additional valuation assumptions, see Note 17 to our Consolidated Financial Statements for the fiscal years ended December 31, 2011, 2010 and 2009.
(3) Represents amounts earned under our annual short-term incentive plans. The amounts reported for 2011 were earned under our 2011 STIP and paid in March 2012, the amounts reported for 2010 were earned under our 2010 STIP and paid in March 2011 and the amounts reported for 2009 were earned under our 2009 STIP and paid in March 2010.
(4) The compensation listed in this column for 2011 includes: (a) $7,350 in matching contributions under our 401(k) savings plan to the accounts of each of Messrs. Cooney, Kilguss and Orchard and $2,077 for Mr. Shank; and (b) premiums on life insurance policies for each of the named executive officers as follows: $418 for Mr. Cooney; $209 for Mr. Kilguss; $146 for Mr. Orchard; $167 for Mr. Shank and $164 for Mr. Thompson. The compensation listed in this column for Mr. Thompson also includes $39,167 of accrued severance related to his termination of employment on October 31, 2011.
(5) Mr. Cooney’s employment began on March 16, 2009.
(6) We paid this sign-on bonus to Mr. Cooney in connection with his commencement of employment.
(7) Mr. Cooney’s March 2009 offer letter provided for a grant of 200,000 shares of restricted stock on each of the first anniversary and second anniversary of his commencement date. The amount reported in this column includes the grant date fair value of $896,000 attributable to these 400,000 shares of restricted stock which we considered granted per his offer letter. These grants were made on each of March 16, 2010 and 2011. We valued his restricted stock at $2.24 per share, the closing price of our common stock reported on Nasdaq on the grant date.
(8) Mr. Kilguss has resigned effective May 8, 2012. In connection with his termination of employment, Mr. Kilguss will forfeit all unvested shares of restricted stock and stock options previously granted to him.
(9) Mr. Shank’s employment began on September 19, 2011.
(10) Mr. Thompson’s employment terminated October 31, 2011. Given that he was not employed on the payment date under our 2011 STIP, he did not receive non-equity incentive plan compensation in 2012 for service in 2011. In addition, he forfeited the grants of stock options and restricted stock made to him in 2011 given that they had not vested as of his termination date.
(11) Amounts reported include the grant date fair value of performance-based restricted stock awards considered granted in March of 2010 and 2009 calculated in accordance with FASB ASC Topic 718. Our Board of Directors established revenue and EBITDA targets in 2010 and 2009 which would either be met or not met in the particular year. If the revenue and EBITDA targets were met for a particular year, 100% of the award for that year would vest in March of the following year. If the revenue and EBITDA targets were not met for a particular year, 50% of the award for that year was forfeited and the remaining 50% of the award was to vest in March 2012. The revenue and EBITDA targets were not met in 2010 or 2009, which resulted in forfeiture of 50% of the award reported. Mr. Thompson forfeited all unvested shares upon his termination of employment on October 31, 2011, including these performance-based restricted stock awards.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers in 2011:

								All
								Other					Grant
								Stock					Date
								Awards:		All Other			Fair
								Number		Stock			Value
			Estimated Future Payouts					of		Awards:		Exercise	of
			Under Non-Equity Incentive					Shares		Number of		or Base	Stock
			Plan Awards(1)					of Stock		Securities		Price of	and
Name and								or		Underlying		Option	Option
Principal	Award	Grant	Threshold	Target		Maximum		Units(2)		Options(3)		Awards(4)	Awards(5)
Position	Type	Date	($)	($)		($)		(#)		(#)		($/Sh)	($)
J. Eric Cooney	Stock Option	2/25/2011								242,800		7.03	1,008,785
Chief Executive Officer	2011 STIP	2/22/2011	—	600,000		1,200,000
and President

George E. Kilguss, III	Restricted Stock	2/25/2011						12,360					86,891
Chief Financial Officer	Stock Option	2/25/2011								101.965		7.03	423,644
and Senior Vice President(6)	2011 STIP	2/22/2011	—	193,375		386,750

Steven A. Orchard	Restricted Stock	2/25/2011						8,300					58,349
Senior Vice President,	Stock Option	2/25/2011								68,469		7.03	284,475
Operations and Support	2011 STIP	2/22/2011	—	82,500		165,000

Richard A. Shank	Restricted Stock	9/19/2011						35,000	(7)				183,050
Senior Vice President,	Stock Option	9/19/2011								60,000	(7)	5.23	185,028
Global Sales	2011 STIP(8)	9/19/2011	—	34,615		69,230

Randal R. Thompson	Restricted Stock	2/25/2011						5,062	(9)				35,586
Former Senior Vice	Stock Option	2/25/2011								41,761	(9)	7.03	173,509
President, Global Sales	2011 STIP	2/22/2011	—	97,292	(10)	194,583	(10)

(1) Amounts in these columns represent the threshold, target and maximum awards set for the 2011 STIP. The actual awards paid for 2011 performance is included in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”
(2) We granted restricted stock awards under our 2005 Stock Plan to the identified named executive officers. The shares of restricted stock vest annually in four equal installments beginning on the first anniversary of the grant date.
(3) We granted stock options under our 2005 Stock Plan to all named executive officers. The stock options vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.
(4) The exercise price of stock options is equal to the closing price of our common stock reported on Nasdaq on the grant date.
(5) Represents the full grant date fair value of restricted stock and stock options granted in 2011, calculated in accordance with FASB ASC Topic 718. For valuation assumptions, see footnotes 1 and 2 to the Summary Compensation Table.
(6) Mr. Kilguss has resigned effective May 8, 2012. In connection with his termination of employment, Mr. Kilguss will forfeit all unvested shares of restricted stock and stock options previously granted to him.
(7) Mr. Shank began his employment on September 19, 2011. The amounts reported reflect grants made to him upon his commencement of employment.
(8) The amounts reported reflect the potential awards set for Mr. Shank under the 2011 STIP, based solely on his performance in the fourth quarter of 2011.
(9) Mr. Thompson forfeited all awards granted to him in 2011 upon his termination of employment.
(10) Mr. Thompson was not entitled to receive any award under the 2011 STIP since he was not employed by us on the payment date.

Outstanding Equity Awards At Fiscal Year-End

The following table lists the outstanding stock options and restricted stock awards for each named executive officer as of December 31, 2011:

	Option Awards					Stock Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
J. Eric Cooney	2/25/2011	—	242,800	7.03	2/24/2021
Chief Executive Officer and President	2/26/2010	114,046	134,784	5.03	2/25/2020
	2/26/2010					24,069	142,970
	3/16/2009	262,500	187,500	2.24	3/15/2019
	3/16/2009					150,000	891,000
	3/16/2009					350,000	2,079,000

George E. Kilguss, III	2/25/2011	—	101,965	7.03	2/24/2021
Chief Financial Officer and	2/25/2011					12,360	73,418
Senior Vice President(4)	2/26/2010	47,450	56,080	5.03	2/25/2020
	2/26/2010					10,014	59,483
	3/25/2009	46,681	21,219	2.54	3/24/2019
	3/25/2009					18,850	111,969
	4/30/2008					50,000	297,000

Steven A. Orchard	2/25/2011	—	68,469	7.03	2/24/2021
Senior Vice President,	2/25/2011					8,300	49,302
Operations and Support	2/26/2010	26,998	31,907	5.30	2/25/2020
	2/26/2010					5,697	33,840
	7/14/2009	9,183	6,017	2.94	7/13/2019
	7/14/2009					3,100	18,414
	3/25/2009	17,050	7,750	2.54	3/24/2019
	3/25/2009					6,900	40,986
	3/20/2008					147	873
	9/28/2006	1,794	—	14.46	9/27/2016
	3/15/2006	7,500	—	7.40	3/14/2016
	1/18/2006	700	—	5.30	1/17/2016
	12/20/2002	3,535	—	4.80	12/19/2012
	2/21/2002	450	—	11.30	2/20/2012

Richard A. Shank Senior Vice President, Global Sales(5)	9/19/2011	—	60,000	5.23	9/18/2021
	9/19/2011					35,000	207,900

Randal R. Thompson Former Senior Vice President, Global Sales(6)	2/26/2010	24,543	—	5.03	1/30/2012
	9/28/2006	2,187	—	14.46	1/30/2012
	1/18/2006	729	—	5.30	1/30/2012

(1) All unexercisable options become exercisable on the vesting date. The normal vesting period for options is 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.
(2) The shares of restricted stock generally vest annually in four equal installments beginning on the first anniversary of the grant date. The grant of restricted stock to Mr. Kilguss on April 30, 2008 vests in 25% increments on each anniversary of the grant date.
(3) The dollar values are calculated using a per share stock price of $5.94, the closing price of our common stock reported on Nasdaq on December 30, 2011.
(4) Mr. Kilguss has resigned effective May 8, 2012. In connection with his termination of employment, Mr. Kilguss will forfeit all unvested shares of restricted stock and stock options previously granted to him.
(5) Mr. Shank began his employment on September 19, 2011. The amounts reported reflect grants made to him upon his commencement of employment.
(6) All outstanding unvested stock options and restricted stock granted to Mr. Thompson were forfeited upon his termination of employment on October 31, 2011. The amounts reported reflect the vested stock options that he was entitled to exercise within three months of his termination of employment.

Option Exercises and Stock Vested

The following table provides information with respect to option exercises and restricted stock that vested during 2011:

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Eric Cooney Chief Executive Officer and President	—	—	133,023	818,902
George E. Kilguss III Chief Financial Officer and Senior Vice President	—	—	62,763	434,821
Steven A. Orchard Senior Vice President, Operations and Support	—	—	7,798	51,961
Richard A. Shank Senior Vice President, Global Sales	—	—	—	—
Randal R. Thompson Former Senior Vice President, Global Sales	27,060	80,909	18,154	120,998

(1) The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the closing price of our common stock on the exercise date.
(2) The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the closing price of our common stock on the vesting date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.

The Compensation Committee

Charles B. Coe, Chairman
Patricia L. Higgins
Michael A. Ruffolo
Daniel C. Stanzione

CERTAIN RELATIONSHIPS AND TRANSACTIONS

During the year ended December 31, 2011, we did not engage in any transactions, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest.

As part of our Code of Conduct, available for viewing on our website, www.internap.com under “Investor Services,” employees, officers and directors are expected to make business decisions and take actions based upon the best interests of our company and not based upon personal relationships or benefits.

The Nominations and Governance Committee reviews all direct or indirect transactions or proposed transactions with any officer or director (or their family members) or any person in which any officer or director of our company has any interest. To identify any transactions with such related persons, each year we require our officers and directors to complete questionnaires identifying any transactions with the company in which the officer or director or their family members have an interest. Additionally, at the end of each fiscal quarter, certain officers, including all named executive officers, are required to confirm to us that they have not engaged in any transaction that would be required to be disclosed in our proxy statement.

The Nominations and Governance Committee will approve only those related person transactions that are in the best interests of the company and its stockholders (or not inconsistent with the best interests of the company or its stockholders).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three directors who are independent under Nasdaq company standards and applicable SEC standards. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the integrity of the company’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent registered public accounting firm, the qualifications and independence of the registered public accounting firm, the annual independent audit of our financial statements and compliance with legal and regulatory requirements.

The Audit Committee is directly responsible in its capacity as a committee of the Board of Directors for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) the company’s independent registered public accounting firm. The company’s management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles and for auditing the effectiveness of the company’s internal control over financial reporting.

The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of the company’s independent registered public accounting firm and the integrity of the company’s financial statements and disclosures. These steps include: (a) reviewing the Audit Committee Charter; (b) reviewing the Code of Conduct; (c) maintaining a procedure to allow employees, stockholders and the public to report concerns regarding the company’s financial statements, internal controls and disclosures through the Ethics Hotline; and (d) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by the company’s independent registered public accounting firm.

As part of its supervisory duties, the Audit Committee has reviewed the company’s audited financial statements for the fiscal year ended December 31, 2011 and has discussed those financial statements with the company’s management, internal auditors and independent registered public accounting firm with and without management present. The Audit Committee also has reviewed and discussed the following with the company’s management, the internal auditors and independent registered public accounting firm with and without management present:

●	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
●	allowances and reserves for accounts receivable and taxes;
●	accounting for equity-based compensation plans and capital lease obligations;
●	goodwill impairment analysis; and
●	other significant financial reporting issues and practices.

The Audit Committee has discussed with the company’s independent registered public accounting firm the results of the independent registered public accounting firm’s examinations and the judgments of the independent registered public accounting firm concerning the quality, as well as the acceptability, of the company’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence rules and has discussed their independence from the company and the company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2011, be included in the company’s Annual Report on Form 10-K for the year then ended to be filed with the SEC.

Audit Committee
Gary M. Pfeiffer, Chairman
Kevin L. Ober
Debora J. Wilson

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. PricewaterhouseCoopers LLP has audited our financial statements since our formation in 1996. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit Committee in its discretion may decide to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Audit Fees

The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees(1)	$920,275	$969,000
Audit-Related Fees(2)	140,709	57,449
Tax Fees(3)	50,669	41,714
All Other Fees(4)	20,000	60,250
Total	$1,131,653	$1,128,413

(1) Fees related to the audit of our annual financial statements, including the audit of the effectiveness of internal control over financial reporting, reviews of the quarterly financial statements filed on Forms 10-Q and international statutory filings. Previously, we have included fees for international statutory filings under “Audit-Related Fees.” We now include such fees in “Audit Fees.”
(2) Fees primarily related to SAS70/SSAE16 audits of our company-controlled data centers.
(3) Fees primarily related to tax compliance, advice and planning.
(4) Fees related to services performed in conjunction with other professional services.

Approval of Audit and Permissible Non-Audit Services

Our Audit Committee Charter requires the Audit Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee will not approve any services that are not permitted by SEC rules.

The Audit Committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.

Your Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2012.

PROPOSAL 3
ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

We are asking stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their view on compensation for our named executive officers. The say-on-pay vote is advisory and, therefore, not binding on us. The Board of Directors and Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. The say-on-pay vote is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended.

Rationale and Scope of Proposal

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured the executive compensation program to achieve the following key objectives:

●	attract and retain talented named executive officers who will lead our company and achieve and inspire superior performance;
●	provide incentives for achieving specific near-term individual, business unit and corporate goals and reward the attainment of those goals at pre-established levels;
●	provide incentives for achieving longer-term financial goals and reward attaining those goals; and
●	align the interests of named executive officers with those of the stockholders through incentives based on increasing stockholder value.

The executive compensation program achieves these objectives, in part, by:

●	balancing fixed compensation (base salaries) with performance-based compensation (annual bonuses and long-term incentives);
●	rewarding annual performance while maintaining emphasis on longer-term objectives; and
●	blending cash, non-cash, long- and short-term compensation components and current and future compensation components.

In 2011, we performed strongly, achieving the highest profitability in company history: adjusted EBITDA was $44.0 million (excluding transactional costs related to the Voxel acquisition), an 11% increase from 2010. We also expanded our business lines: we added 25,000 net sellable square feet of company-controlled data center space, an increase of 19% compared to our footprint in 2010 and enhanced and expanded our IT infrastructure services capabilities by adding new enterprise private and public cloud services on both the VMware and OpenStack platforms and integrating our accelerated IP service, XIPTM into our global Content Delivery Network for improved application performance. In addition, on December 30, 2011, we acquired Voxel, a global provider of scalable hosting and cloud services. Voxel’s offerings are complementary to our existing portfolio and provide a level of automation and self-service that will be available to our customer base and also extend our addressable market, enabling us to better serve early- to mid-stage IT Infrastructure customers seeking dedicated hosting services.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives. We also encourage stockholders to read the Summary Compensation Table and other related compensation tables and narratives, appearing on pages 29 through 32, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our recent and long-term success.

Recommendation of the Board

In accordance with recently adopted rules of the SEC, and as a matter of good corporate governance, we ask stockholders to approve the following advisory resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the proxy statement for our 2012 Annual Meeting of Stockholders.

Voting

This Proposal is non-binding on us and our Board of Directors. Marking the proxy card “For” indicates support; marking the proxy card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the proxy card.

Your Board of Directors unanimously recommends that you vote FOR approval of the advisory resolution on executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and SEC regulations require our directors and executive officers and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports or of certifications to us that no report was required to be filed, we believe that during 2011 all of our directors and executive officers filed the required reports under Section 16(a) on a timely basis.

ADDITIONAL INFORMATION

Stockholders List

A list of stockholders entitled to vote at the annual meeting will be available for review by our stockholders at the office of Tashia L. Rivard, Corporate Secretary, Internap, located at One Ravinia Drive, Suite 1300, Atlanta, Georgia, during ordinary business hours for the 10-day period before the meeting.

Director and Officer Indemnification

We indemnify our directors and named executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2013 proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to our Corporate Secretary no later than December 28, 2012.

You should address any stockholder proposals to the attention of Tashia L. Rivard, Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting, must be received by our Secretary at our executive offices in Atlanta, Georgia not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For the purposes of the 2013 annual meeting, proposals submitted must be received between February 14, 2013 and the close of business on March 18, 2013. You should address all stockholder proposals to the attention of Tashia L. Rivard, Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, and include the information and comply with the requirements set forth in our bylaws.

Our bylaws set out specific requirements that the written notice of proposal must satisfy, including that the notice must set forth a brief description of the business desired to be brought at the meeting, the reasons for conducting such business at the meeting and other specified matters. In addition, our bylaws require that the written notice include information about the proposing stockholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the stockholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the stockholder, including derivative positions.

Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

Solicitation of Proxies

We will pay the expenses of solicitation of proxies for the annual meeting. Solicitations may be made in person or by telephone, by our officers and employees or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of our common stock.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2011 Annual Report to Stockholders to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, Attention: Investor Relations, (404) 302-9700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

Electronic Access to Proxy Statement and Annual Report

Our proxy statement for the 2012 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available at http://ir.internap.com/proxy12.cfm.

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038	VOTE BY INTERNET - www.proxyvote.com
Use the Internet  to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand  when  you access the web site and follow the instructions  to obtain  your records and to create  an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce  the costs incurred by Internap  Network Services in mailing proxy materials, you can consent to receiving all future proxy statements proxy cards and annual reports  electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted,  indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone   telephone   to  transmit  your voting  instructions  up  until 11:59  P.M. Eastern  Time the  day before  the  cut-off  date  or meeting  date. Have your proxy card in hand when  you call and then  follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M46741-P25635	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNAP NETWORK SERVICES CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.		☐	☐	☐
Vote on Directors
1.
To vote on the election of the three director nominees named  in the proxy statement  to serve until the 2015 annual  meeting  and  until their successors  are elected and  qualified,  or until such  directors’  earlier death, resignation  or  removal  (except  as  indicated  to  the contrary on the right).

01) Charles B. Coe for a term to expire at the 2015 annual meeting
02) J. Eric Cooney for a term to expire at the 2015 annual meeting
03) Patricia L. Higgins for a term to expire at the 2015 annual meeting

Vote on Proposals							For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012; and						☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.						☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the annual meeting and any and all adjournments thereof.

This Proxy will be voted  in the manner  directed  by the undersigned   stockholder.   If this Proxy is returned  and no direction  is provided  by the undersigned   stockholder,   this Proxy will be voted  FOR ALL NOMINEES  in Proposal  1, “FOR” Proposal  2 and “FOR” Proposal  3.

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M46742-P25635

INTERNAP NETWORK SERVICES CORPORATION PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Revocable Proxy	COMMON STOCK

The undersigned hereby appoints John D. Maggard and Tashia L. Rivard, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Internap Network Services Corporation (the “Company”) that the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders of the Company, to be held on Thursday, June 14, 2012, at 10:00 a.m., Eastern Time, at Ravinia Club, Two Ravinia Drive, Atlanta, Georgia, 30346 and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposals 2 and 3. If any other business is presented at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by: (i) giving written notice to the Corporate Secretary; (ii) executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date; or (iii) attending at the annual meeting and voting in person.

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued, and to be signed and dated, on the reverse side)